        Execution Version

UNIT PURCHASE AGREEMENT

DATED AS OF MARCH 3, 2025

BY AND AMONG

THE MEMBERS OF IDENTITY AUTOMATION SYSTEMS, LLC SET FORTH ON SCHEDULE 1.1 HERETO,

SPOTLIGHT EQUITY PARTNERS, LLC, SOLELY IN ITS CAPACITY AS THE SELLERS’ REPRESENTATIVE,

JAMF SOFTWARE, LLC
AND
JAMF HOLDING CORP.

TABLE OF EXHIBITS
Exhibit A-1        Form of Individual Restrictive Covenant Agreement
Exhibit A-2        Form of Institutional Restrictive Covenant Agreement
Exhibit B        Working Capital Principles and Sample Calculation
Exhibit C        Purchase Price Allocation
Exhibit D        R&W Insurance Policy
Exhibit E        Form of Escrow Agreement
Exhibit F        Form of Macquarie Engagement Letter Termination Agreement

Schedule 1.1        Sellers; Pro Rata Percentage

Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT (“Agreement”) is made as of March 3, 2025 by and among (i) Jamf Holding Corp., a Delaware corporation (“Purchaser Parent” ), solely for purposes of Section 7.6 and Section 11.24, (ii) JAMF Software, LLC, a Minnesota limited liability company (“Purchaser”), (iii) the parties set forth on Schedule 1.1 (the “Sellers” and each individually, a “Seller”), and (iv) Spotlight Equity Partners, LLC, a Delaware limited liability company, solely in its capacity as representative as set forth in this Agreement (“Sellers’ Representative”).
PRELIMINARY STATEMENTS
A.Identity Automation Systems, LLC, a Delaware limited liability company (the “Company”), together with each of its subsidiaries (collectively, the “Companies”), is engaged in the business of selling identity and access management software to the education, health care and government end markets, in each case as conducted by the Companies prior to the date hereof (the “Business”).
B.Sellers own all of the issued and outstanding membership interests of the Company (the “Seller Units”).
C.Purchaser desires to purchase the Seller Units from Sellers, and Sellers desire to sell the Seller Units to Purchaser, in each case on the terms and subject to the conditions herein contained.
D.Concurrently with the execution and delivery of this Agreement, (a) each of Jim Harold, Chris Honeycutt, Michael Webb, Gavin McKelvey, James Litton, and Troy Moreland is entering into a non-competition, non-solicitation, non-disparagement and confidentiality agreement (each, an “Individual Restrictive Covenant Agreement”) and (b) Spotlight Equity Partners, LLC, is entering into a non-solicitation, non-disparagement and confidentiality agreement (the “Institutional Restrictive Covenant Agreement”), in each case, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, respectively.
E.James Litton, an individual (the “Warrantholder”), is party to that certain Warrant to Purchase Class D Units of Identity Automation Systems, LLC, issued as of July 16, 2022 (the “Warrant Agreement”) entitling the Warrantholder to purchase certain Class D Units of the Company thereunder. As a condition and inducement to the willingness of Purchaser to enter into this Agreement, on the date hereof, concurrently with the execution and delivery of this Agreement, the Warrantholder and the Company have entered into that certain Warrant Cancellation Agreement (the “Warrant Cancellation Agreement”) pursuant to which, among other things, at the Closing, the Warrantholder has agreed to cancel and terminate the Warrant Agreement in full in exchange for payment of the Warrant Cancellation Payment.
AGREEMENTS
NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
Article I
PURCHASE AND SALE OF SELLER UNITS; CLOSING AND MANNER OF PAYMENT
1.1Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
(a)“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser) relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Companies (excluding sales of assets in the ordinary course of business) equal to fifty-one percent (51%) or more of the value of the assets of the Companies or to which fifty-one percent (51%) or more of the revenues or earnings of the Companies are attributable, (ii) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, fifty-one percent (51%) or more of the equity securities of the Companies, or (iii) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving substantially all of the assets of the Companies or involving the assets of the Companies with a value set forth in clause (i) of this definition; in each case, other than the transactions contemplated by this Agreement.
(b)“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.
(c)“Accounts Receivable” means all accounts receivable, notes receivable and other similar indebtedness due and owed by any third party to any of the Companies, including all trade accounts receivable representing amounts receivable in respect of services rendered on or prior to the day immediately prior to the Closing Date (or as of such other applicable date of determination) and the full benefit of any security for such accounts or debts.
(d)“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
(e)“Antitrust Law” means the Hart-Scott-Rodino Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S. or foreign laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.
(f)“Base Purchase Price” means two hundred and fifteen million Dollars ($215,000,000).
(g)“Business Day” means any day other than a Saturday, a Sunday and any day on which banks are required or authorized by Law to be closed in Minneapolis, Minnesota or San Francisco, California.
(h)“Business Systems” means all computer hardware (whether general or special purpose), Software (including Company Software), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and other information technology equipment and assets used by or on behalf of the Companies in the conduct of their businesses.
(i)“Cash Amount” means an amount equal to, without duplication, as of the Determination Time, all cash on hand in the Companies’ bank, lock box or other accounts (including cash resulting from the clearance of checks deposited with any of the Companies on or prior to the Determination Time, whether or not such clearance occurs before, on or after the Determination Time, except to the extent the receivables associated with such checks are included as current assets in Working Capital). The Cash Amount shall be reduced for (i) checks issued by any of the Companies but not cleared as of the Determination Time, except to the extent the payables associated with such checks, transfers or payments are included as current liabilities in Working Capital and (ii) Restricted Cash.
(j)“Closing Working Capital” shall mean Working Capital as of the Determination Time.
(k)“Code” means the Internal Revenue Code of 1986, as amended.
(l)“Company Benefit Plan” means any Employee Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any of the Companies or under or with respect to which any of the Companies has or could reasonably be expected to have any current or contingent liability or obligation.

(m)“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is Processed by any of the Company Software.
(n)“Company Software” means all Software and associated documentation owned by any of the Companies, including any of the foregoing in development.
(o)“Company’s knowledge” means, as of a given date, and shall be deemed to be limited to, the actual knowledge as of such date of Jim Harold, Chris Honeycutt or Michael Webb, in each case which is known after reasonable inquiry by each individual of such individual’s direct reports.
(p)“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license or other arrangement or understanding between parties or by one party in favor of another party, whether written or oral.
(q)“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.
(r)“COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any direct evolutions or variants thereof.
(s)“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated or issued publicly by any Governmental Authority and applicable to the Companies, or their businesses, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
(t)“Damages” means, with respect to any Person, any damage, liability, action, cause of action, cost, deficiency, penalty, fine or other loss or out-of-pocket expense (including reasonable attorneys’ fees), against or affecting such Person.
(u)“Data Laws and Requirements” means (i) applicable Laws; (ii) the Companies’ own written rules, policies and procedures (including all website privacy notices); (iii) industry standards applicable to the Companies (including, if applicable, the PCI DSS); and (iv) Contracts to which the Companies have entered, in each case applicable to data privacy, data security, security breach notifications and/or Personal Information.
(v)“Determination Time” means as of 12:01 a.m. Eastern Time on the Closing Date.
(w)“Employee Benefit Plan” means any pension plan (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), welfare plan (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), deferred compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, employment, individual consulting, equity or equity-based retirement, profit sharing, health, post-employment welfare or any other benefit or compensation plan, program, policy, agreement or arrangement whether any of the foregoing is funded, insured or self-funded, written or oral.
(x)“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, proceedings, litigation or investigations, or notices from any Person, alleging liability under Environmental Law, including arising out of or resulting from: (i) the presence, exposure to, disposal of, or Release into the environment of any Hazardous Substance or (ii) any actual or alleged violation of Environmental Law.

(y)“Environmental Laws” means all Laws relating to pollution, natural resources, protection of human health (to the extent related to Hazardous Substances) or the environment, including statutes, Laws, regulations, ordinances, judgments and orders relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.
(z)“Environmental Permits” means all Permits issued pursuant to Environmental Law.
(aa)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
(ab)“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
(ac)“Flow-Through Taxes” means any Taxes of any of the Companies which are payable directly by the holders of Seller Units (or their direct or indirect beneficial owners), including for the avoidance of doubt, U.S. federal income Taxes of the Company.
(ad)“Flow-Through Tax Returns” means all Tax Returns of any of the Companies the Taxes with respect to which are payable directly by the holders of Seller Units (or their direct or indirect beneficial owners), including for the avoidance of doubt, U.S. federal income Tax Returns of the Company.
(ae)“Fraud” means actual and intentional common law fraud under Delaware law with respect to the making of the representations and warranties set forth in this Agreement but excluding any theory of fraud premised upon constructive knowledge or any statement, representation or omission made negligently or recklessly, or other theory of equitable or promissory fraud.
(af)“Fundamental Representations” means Section 2.3(a) (Organization, Existence and Good Standing), Section 2.3(c) (Power and Authority), Section 2.3(e) (Conflicts Under Constituent Documents or Laws), Section 2.3(h) (Capitalization), Section 2.3(w) (Brokers), Section 2.4(a) (Organization, Existence and Good Standing), Section 2.4(b) (Power and Authority) and Section 2.4(c) (Enforceability) and Section 2.4(e) (Conflicts Under Constituent Documents or Laws).
(ag)“Governmental Authority” means the United States of America or any other nation, any state, any province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any arbitrator or arbitral body (public or private), or any industry self-regulatory authority.
(ah)“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(ai)“Hazardous Substances” means any chemicals, materials, wastes or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants”, or for which liability or standards of conducts may be imposed, under any Environmental Law and any chemicals, materials, wastes or substances that are regulated by any Government Authority under any applicable Environmental Law, including petroleum products and byproducts, asbestos, lead-based paint, mold, noise, odor, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
(aj)“Healthcare Laws” means any applicable Law relating to the provision, administration or reimbursement of healthcare items or services, including: the Medicare statute (42 U.S.C. §§ 1395-1395lll); the Medicaid statute (42 U.S.C. §§ 1396-1396w-5); the Civil Monetary

Penalties Law (42 U.S.C. § 1320a-7a); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b); the False Claims Act (31 U.S.C. §§ 3729-3733); the Physician Self-Referral Law (42 U.S.C. 1395nn); the Exclusion Law (42 U.S.C. § 1320a-7); the Deficit Reduction Act of 2005 (Pub. L. 109–171); the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111 – 148); HIPAA; Laws relating to fee-splitting, billing arrangements, patient brokering, corporate practice of medicine and licensed professionals, billing, coding, insurance coverage, kickbacks, claim processing, documentation and submission of claims, medical record documentation and access requirements, governmental health programs and other payor requirements, risk adjustment, and any and all similar state or local Laws; and any and all amendments or modifications made from time to time to the items referenced in this definition.
(ak)“HIPAA” means Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and their implementing regulations set forth at 45 C.F.R. Parts 160, 162, and 164 and applicable state laws regulating the privacy and security of health data, and the use and disclosure of healthcare/medical records.
(al)“Income Taxes” means all Taxes imposed on, or determined by reference to (a) net income (however denominated), profits or gross receipts or (b) multiple bases (including, but not limited to, corporate franchise, doing business, or occupation taxes), if one or more of the bases upon which such Tax may be based or with respect to which it may be measured is described in clause (a) of this definition.
(am)“Income Tax Return” means all Tax Returns filed or required to be filed with any Government Authority with respect to Income Taxes.
(an)“Indebtedness” means, without duplication, the aggregate amount of all obligations and liabilities of the Companies for (a) indebtedness for borrowed money and any accrued interest or prepayment premiums or penalties related thereto (as determined in accordance with GAAP), (b) indebtedness evidenced by any note, bond, debenture, mortgage or other similar debt instrument or security (including, for the avoidance of doubt, (i) the amounts outstanding under the agreements set forth on Section 2.3(m)(v) of the Disclosure Schedule and (ii) the amounts outstanding under any lease related to employee computer equipment), (c) indebtedness with respect to conditional sales, conditional payments, earn-outs or other similar arrangements or payments made by any of the Companies (whether as of, prior to, or following the date hereof), including the amount of any deferred or unpaid purchase price of assets, equity, securities, property, goods, business (including any earn-out) or services with respect to which a Person is liability, contingently or otherwise, as obligor or otherwise, regardless of how structured, including any applicable seller notes, upward purchase price adjustments, non-compete payments, bonuses, commissions, unpaid integration costs and earn-out payments, (d) letters of credit (but excluding, for the avoidance of doubt, amounts in respect of any undrawn “stand-by” letters of credit, performance bonds, surety bonds or similar instruments), (e) promissory notes issued to former equity holders of subsidiaries of the Company in connection with the Company’s acquisition of such subsidiaries, (f) capital lease obligations (as determined in accordance with GAAP), but excluding any real property leases, (g) any outstanding and unpaid severance amounts payable to any employee or other service provider whose employment or engagement was terminated prior to Closing, and (x) any earned and unpaid retention, incentive, nonqualified deferred compensation, commission or other incentive obligations, in each case, with respect to the period beginning on January 1, 2024 and ending on February 28, 2025, (y) any earned and unpaid bonus with respect to fiscal year 2024, and (z) an amount equal to $120,000 with respect to the 2025 employee bonus for the period beginning on January 1, 2025 and ending on February 28, 2025, in each case, in respect of any current or former officer, director, employee or other individual service provider of any of the Companies, together with the employer portion of any applicable employment, payroll, social security or other similar Taxes in respect of any such payments, determined as if such amounts were payable at the Closing, (h) Pre-Closing Income Taxes, (i) without duplication, sales Tax liabilities of the Companies for fiscal years 2022 to 2024 of an aggregate amount equaling $155,000, (j) credit card obligations, and (k) all unpaid principal amounts and any accrued interest, prepayment premiums or penalties, termination fees or expenses related thereto due upon payment or such indebtedness at Closing or otherwise payable as a result of the transactions contemplated by this Agreement; provided, however, that Indebtedness shall not include the amounts that would otherwise constitute indebtedness hereunder but are intercompany arrangements, which are set forth on Section 1.1(nn) of the Disclosure Schedule or any amount taken into account in Working Capital.
(ao)“Intellectual Property” means any or all intellectual property rights throughout the world, whether registered or not, including: (i) all patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisions, continuations and continuations in part thereof, (ii) trademarks, service marks, trade names, logos, common law trademarks and service marks, renewals therefor, and all goodwill associated therewith (together, the “Trademarks”), (iii) all works of authorship (whether copyrightable or not), copyrightable works (whether or not registered), including all data, databases, and data compilations, (iv) internet domain names and all registrations therefor, (v) Software, and (vi) all trade secrets, know-how, discoveries, research and development information, proprietary information (including inventions (whether or not patentable or reduced to practice), methods, formulae, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, concepts, customer and supplier lists and marketing and business plans) and other confidential information (together, “Trade Secrets”).
(ap)“Law” or “Laws” means all requirements imposed by laws (including common law), acts, statutes, regulations, rules, ordinances, by-laws, decrees, writs, codes, policies, judgments, injunctions, orders, rulings, decisions, arbitration awards, approvals, notices, permits, tariffs or directives of any government, regulatory, taxing or administrative authority, agency, commission, utility or board (federal, provincial, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any Person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances.
(aq)“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Companies hold any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies thereunder.
(ar)“Macquarie Engagement Letter Termination Agreement” means the Termination Agreement in the form attached hereto as Exhibit F.
(as)“Material Adverse Effect” means any state of facts, condition, event, effect, change, development, occurrence or circumstance (“Effect”) that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the ability of any of the Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby or (b) the business, assets, liabilities, operations or results of operations or financial condition of any of the Companies, taken as a whole. For purposes of this Agreement prong (b) of “Material Adverse Effect” shall exclude any Effect resulting or arising from or based on (i) any general deterioration in the economy or change in securities or financial market conditions (including market factors affecting demand, pricing, operations and supply base) generally affecting the industry in which the Companies operate, (ii) the announcement or pendency of the transactions contemplated by this Agreement or the financing related thereto (including the disclosures of the fact that Purchaser is the acquirer, on a direct or indirect basis, of the Company), (iii) any act of terrorism, sabotage, declaration of war, military action, or other global unrest or international hostilities, or any escalation or worsening of any of the foregoing, (iv) any pandemic (including COVID-19 and any associated COVID-19 Measures), epidemics, disease outbreaks, public health crises, earthquake, hurricane or other natural disaster, (v) compliance with the terms of, or the taking of any action required by, this Agreement or approved by Purchaser, (vi) any failure by the Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect, (viii) changes in Law, GAAP or any material accounting requirements that are applicable to the Companies, or (ix) the effect of any breach, violation, or non-performance of any provision of this Agreement by Purchaser or its Affiliates, or the effect of any omission, action taken or statement made by Purchaser or its Affiliates (except to the extent contemplated by this Agreement or the other agreements contemplated hereby) except, in the case of clauses (i), (iii), (iv ) or (vii) above, to the extent that any such Effect has a materially disproportionate and adverse effect on the business, assets, liabilities, operations or results of operations or financial condition of any of the Companies, taken as a whole, relative to other business in the industries in which such Company operates.
(at)“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical; (ii) any license that is considered “free” or “open source software” by the Free Software Foundation; or (iii) any Reciprocal License, in each case whether or not source code is available or included in such license.
(au)“Owned Intellectual Property” means all Intellectual Property that is owned by the Companies.
(av)“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, and any Treasury Regulations and other guidance promulgated thereunder or with respect thereto, each as amended from time to time and other guidance that may be promulgated in the future relating thereto, together with any successor provisions and similar or analogous provisions of U.S. state, local and non-U.S. Tax Law.
(aw)“Paying Agent” means Citibank, N.A.
(ax)“Paying Agent Agreement” means that certain paying agent agreement, dated as of or about the Closing Date, by and among Purchaser and the Paying Agent, providing for the payment of certain funds in accordance with the terms thereof.
(ay)“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.
(az)“Personal Information” means any information or data (i) that is defined as “personal data,” “personally identifiable information,” “personal information,” “sensitive personal information,” “nonpublic personal information” or any similar term under any applicable Law or (ii) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device.
(ba)“Pre-Closing Income Taxes” means all accrued and unpaid Income Taxes imposed on the Companies (or the non-payment thereof) attributable to a Pre-Closing Tax Period (which amount shall not be less than zero for any particular jurisdiction of for any standalone taxpayer or group and calculated, for any Straddle Period, in accordance with Section 8.1 and regardless of whether such Taxes are due and payable as of the Closing) for which a Tax Return has not been filed prior to the Closing, in each case solely for any jurisdiction in which the applicable company has historically filed income Tax Returns or in which the applicable company has commenced operations since December 31, 2023, calculated by (a) computing any Tax liability as of the end of the day on the Closing Date and in accordance with the past practices (including reporting positions, elections and accounting methods) of the applicable company unless such past practice is not supported by a level of comfort that is at least “more likely than not”, (b) taking into account any net operating losses and other Tax assets and any estimated (or other prepaid) Tax payments, in each case, to the extent such Tax asset is actually available and able to reduce or eliminate the particular type of Tax liability of one of the Companies for the particular jurisdiction in a Pre-Closing Tax Period in respect of which such Tax asset relates, (c) excluding deferred Tax assets and deferred Tax liabilities, and (d) taking into account all Transaction Tax Deductions.
(bb)“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
(bc)“Process” means, with respect to any information, data, or Business System, any operation or set of operations performed on such information, data, or Business System, including access, collection, use, processing, storage, transfer, disclosure, destruction, modification, maintenance, import, export, transmission, or disposal.
(bd)“Purchaser Related Party” means (a) Purchaser, (b) any Affiliate of Purchaser (which includes the Companies following the Closing) and (c) any current or former director, manager, officer, employee, equityholder, agent or representative of Purchaser or any of their respective Affiliates.
(be)“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon:  (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
(bf)“Release” means any release, spill, emission, emptying, escaping, dumping, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the environment, including the atmosphere, soil, surface water or groundwater.
(bg)“Restricted Cash” means any cash or cash equivalents of any of the Companies that (a) is subject to a restriction or limitation of any kind, including any cash or cash equivalents securing any Indebtedness, vendor, customer or security deposits or (b) is held as collateral or held in trust for or is otherwise to be remitted to business relations of the Companies the declaration, repatriation or payments or similar distributions by the Companies of which (i) is not permitted, directly or indirectly, without any prior approval of any Governmental Authority or by its organizational documents or by any Contract, Law, order or lien applicable to the Companies or such cash and cash equivalents (including, for the avoidance of doubt, reserves of profits which are required to be set aside), or (ii) would result in any restriction, reduction or other impairment of the ability after the Closing Date of the Companies to, directly or indirectly, dividend, distribute, pay or otherwise repatriate cash (other than by reductions (but in any event not below zero) of statutory retained earnings accrued and available for distributions prior to the Closing Date), or otherwise restricted as determined in accordance with GAAP. Any monetary conversion from the currency of a foreign country to United States dollars will be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition, on the Closing Date. Notwithstanding the foregoing, security deposits in respect of credit cards used in the Business shall not be included in Restricted Cash.
(bh)“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
(bi)“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked

Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.
(bj)“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
(bk)“Security Breach” means any (i) breach of the security of any Business Systems, including any successful phishing incident, malware attack, or other security incident affecting any of the Business Systems (other than unsuccessful pings against the Companies’ firewall) or (ii) unauthorized or unlawful access, loss, destruction, use, or Processing of Personal Information.
(bl)“Seller Related Party” means with respect to any Seller (a) such Seller, (b) any Affiliate of such Seller (which includes the Companies prior to the Closing) and (c) any current or former director, manager, officer, employee, equityholder, agent or representative of such Seller or any of their respective Affiliates.
(bm)“Sellers’ Representative Reserve” means an amount equal to $750,000.
(bn)“Software” means software (whether in Source Code, object code or other form), databases, application programming interfaces, firmware, computer programs, including any and all versions of software implementations of algorithms, models, and methodologies and all documentation, user manuals and training materials relating to any of the foregoing.
(bo)“Source Code” means any human readable software source code.
(bp)“Taxes” means all federal, state, local and non-U.S. income, sales, use, ad valorem, transfer, escheat or unclaimed property, withholding, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, and any imposts, levies, fees, assessments or charges imposed by a Government Authority, together with any interest, any additions and any penalties with respect thereto, and the term “Tax” means any one of the foregoing Taxes.
(bq)“Tax Returns” means all returns, declarations, reports, statements and other documents filed or required to be filed by the Companies with any Government Authority with respect to any Taxes, including any attachment or schedule thereto or amendment thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.
(br)“Transaction Expenses” means fees, costs, commissions and expenses incurred, to be incurred, against the Companies and amounts payable by the Companies, in each case in connection with: (i) transaction bonuses, change in control payments, retention bonus, severance payments or benefits, option termination payments and similar payments payable by the Companies in connection with or as a result of the consummation of the transactions contemplated hereby (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts and calculated as if all such amounts were paid on the Closing Date), (ii) any brokerage fees incurred by the Sellers or the Companies in connection with this transaction, (iii) the Warrant Cancellation Payment, (iv) all other costs and expenses incurred by the Sellers or the Companies to professional advisors in connection with the process if selling the Business, the Companies or the Seller Units, this Agreement or the transactions contemplated by this Agreement, including any attorneys’, accountants’ and investment banking fees and any fees of any broker, advisor, representative or consultant, in each case, that remain unpaid as of the Closing and (v) 50% of the costs and expenses of the Escrow Agent.
(bs)“Transaction Tax Deductions” means, without duplication and regardless of by whom paid and whether or not paid prior to, at or after the Closing, for U.S. federal income Tax purposes, (a) the deductible portion of all Transaction Expenses (provided, however, that for this purpose the Companies shall be deemed to have elected to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transactions contemplated by this Agreement pursuant to the safe harbor in Revenue Procedure 2011-29), (b) all deductions resulting from the repayment of any loans or other obligations in connection with the transactions contemplated by this Agreement, including all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Companies and (c) all deductions attributable to any other fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement by or on behalf of the Companies, in each case, to the extent such amounts (i) are economically borne by the Sellers and (ii) are deductible in the Pre-Closing Tax Period at a “more likely than not” or higher level of confidence.
(bt)“Warrant Cancellation Payment” means $175,000.
(bu)“Working Capital” means as of the Determination Time (i) the current assets of the Companies included in the Working Capital Principles, minus the current liabilities of the Companies included in the Working Capital Principles, and determined on a consolidated basis in accordance with the Working Capital Principles without any change in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, or any change in practices, methods, conventions or assumptions utilized in making accounting estimates from those used in the preparation of the Working Capital Principles. For the avoidance of doubt, Working Capital shall not include any amounts that are part of the Cash Amount, Indebtedness or Transaction Expenses or are Income Tax assets, Income Tax Liabilities, deferred Tax assets or deferred Tax liabilities.
(bv)“Working Capital Principles” means the accounting principles and methodologies of the Companies set forth on Exhibit B.
(bw)“Working Capital Shortfall” shall mean the amount by which Closing Working Capital is less than negative thirteen-million nine-hundred eighty-seven thousand Dollars (-$13,987,000).
(bx)“Working Capital Surplus” shall mean the amount by which Closing Working Capital is greater than negative thirteen-million nine-hundred eighty-seven thousand Dollars (-$13,987,000).
Other terms used but not defined in this Section 1.1 are defined as set forth elsewhere in this Agreement.
1.2Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser shall purchase from Sellers, and Sellers shall sell, transfer, assign and deliver to Purchaser, on an aggregate basis, all of the Seller Units, free and clear of any and all claims, liens, licenses, mortgages, security interests and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (“Claims”).
1.3Purchase Price. The aggregate purchase price to be paid to the Sellers in accordance with their Closing pro rata percentage (the “Closing Pro Rata Percentage”) set forth on Schedule 1.1 (the “Purchase Price”), is equal to:
(a)the Base Purchase Price; plus

(b)the Cash Amount; plus
(c)the estimated Working Capital Surplus, if any; minus
(d)the estimated Working Capital Shortfall, if any; minus
(e)the Indebtedness payable in accordance with Section 1.4(b)(i); minus
(f)the Transaction Expenses payable in accordance with Section 1.4(b)(ii); minus
(g)the Deferred Purchase Price.
All determinations of Working Capital shall be made using United States generally accepted accounting principles (“GAAP”), as applied to the Companies consistent with the Working Capital Principles. For the avoidance of doubt, all determinations of Working Capital shall: (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) be consistent with, and include the same line items included on, the illustrative sample calculation of Working Capital included in Exhibit B, and (iv) not reflect, directly or indirectly, any additional reserve or accrual that is not reflected on the sample calculation of Working Capital included in Exhibit B, except those that result from material developments occurring after January 31, 2025.
1.4Manner of Payment of the Purchase Price.
(a)For purposes of the Closing, the Sellers’ Representative shall deliver to Purchaser not less than three (3) Business Days prior to the Closing Date a good faith estimate of (i) the Purchase Price (the “Estimated Purchase Price”) based upon the most recent reasonably ascertainable financial information of the Companies (which estimate will specifically set forth the various components of the Purchase Price) and (ii) an updated Schedule 1.1 which is based on the Estimated Purchase Price and the Closing Estimate Payment (as defined below), with such Schedule 1.1 to be deemed updated and incorporated into this Agreement at the Closing to reflect the finally determined Closing Pro Rata Percentages. The Sellers’ Representative shall consider in good faith any comments made by Purchaser to the Estimated Purchase Price and any revisions to the Estimated Purchase Price reasonably requested by Purchaser; provided that the Company shall have no obligation to modify the Estimated Purchase Price, and any failure to agree on such comments between the Company and Purchaser shall not delay the Closing.
(b)At the Closing:
(i)Purchaser shall pay, or cause to be paid, to each holder of Indebtedness the amount specified in the Payoff Letters that is required to discharge the portion of the principal amount of and accrued interest, prepayment and other fees and penalties with respect to the Indebtedness held by such creditor (as identified in the Payoff Letters), by wire transfer of immediately available funds to the bank accounts specified by such creditor;
(ii)Purchaser shall pay, or cause to be paid, to those third parties specified by the Sellers’ Representative and which require payment by the Companies to discharge Transaction Expenses by wire transfer of immediately available funds to the bank accounts specified by such third parties; provided, however, that Purchaser shall pay the aggregate amount of any transaction bonuses, change in control payments and similar payments payable by the Companies at the Closing, to the applicable Companies, and the applicable Companies shall, no later than two (2) Business Days following the Closing Date, make the applicable payment to the applicable recipient (subject to applicable withholding Tax) as promptly as practicable thereafter through such entity’s payroll;

(iii)Purchaser shall deposit a portion of the Estimated Purchase Price in an amount equal to the Sellers’ Representative Reserve to an account designated by the Sellers’ Representative prior to the Closing by wire transfer of immediately available funds to the bank account specified by Sellers’ Representative;
(iv)Purchaser shall pay One Million Dollars ($1,000,000) (the “Escrow Amount”) to U.S. Bank Corporate Trust Services (together with its successors and permitted assigns, the “Escrow Agent”), to be held, invested and distributed in and from one or more escrow accounts (the “Escrow Fund”) maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing by the parties and the Escrow Agent in substantially the form of Exhibit E attached hereto (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”); and
(v)Purchaser shall remit (or cause to be remitted via the Paying Agent) an amount equal to the Estimated Purchase Price, minus the Sellers’ Representative Reserve, minus the Escrow Amount (the “Closing Estimate Payment”) to the Sellers in accordance with their Closing Pro Rata Percentage.
(c)After the Closing, the Purchase Price shall be finally determined in accordance with the terms, adjustments and procedures set forth in Sections 1.5 and 1.6 (the “Final Purchase Price”). Within five (5) Business Days after the Final Purchase Price becomes final and binding in accordance with Section 1.6:
(i)if the Final Purchase Price exceeds the Estimated Purchase Price (such excess the “Adjustment Amount”), then (A) the lesser of (1) the Adjustment Amount and (2) the Escrow Amount shall be paid in cash by Purchaser to the Sellers (in accordance with their respective post-Closing pro rata percentages set forth on Schedule 1.1 (the “Post-Closing Pro Rata Percentage”) and to such accounts as specified by the Sellers’ Representative), and (B) Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to the Sellers (in accordance with their respective Post-Closing Pro Rata Percentage); or
(ii)if the Estimated Purchase Price exceeds the Final Purchase Price, (the “Estimated Payment Excess”), then Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of the Estimated Payment Excess from the Escrow Fund to the Paying Agent for further distribution to the Purchaser; and if the Estimated Payment Excess is less than the Escrow Amount, Purchaser and Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Paying Agent for further distribution to the Sellers (in accordance with their respective Post-Closing Pro Rata Percentage) that portion of the Escrow Fund that is not released to Purchaser in accordance with this clause (ii). Purchaser agrees that the Sellers’ maximum aggregate liability for any amounts payable to Buyer pursuant to this Section 1.4(c)(ii) shall be the Escrow Amount held in the Escrow Fund.
(d)Following the Closing, Purchaser hereby agrees that on October 1, 2025, Purchaser shall remit (or cause to be remitted via the Paying Agent) to the Sellers in accordance with their Post-Closing Pro Rata Percentage cash in an aggregate amount equal to $40,000,000 (the “Deferred Purchase Price”). For the avoidance of doubt, payment of the Deferred Purchase Price when due is an unconditional obligation of Purchaser and the Deferred Purchase Price is not subject to set-off or reduction in any manner whatsoever. Purchaser hereby waives any requirement of presentment, protest or demand for performance or any notice of nonperformance or other notices of any kind by Sellers or Sellers’ Representative with respect to payment of the Deferred Purchase Price when due. The parties hereto agree that should Purchaser not make the full payment of the Deferred Purchase Price within five (5) Business Days of the date the Deferred Purchase Price becomes payable, (x) any amount payable shall accrue interest from the date the Deferred Purchase Price becomes payable to the date the Deferred Purchase Price has been paid at an interest rate equal to seven and one-half percent (7.5%) and (y) if, in order to obtain such payment, Sellers’ Representative commences an action, suit or legal proceeding that results in a final, non-appealable judgment against Purchaser for the Deferred Purchase Price or any unpaid portion thereof, Purchaser shall pay to the Sellers’ Representative its reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees) in connection with such action, suit or legal proceeding.
1.5Preparation of the Closing Statements. The amount of the Indebtedness, Transaction Expenses, Cash Amount and Closing Working Capital included in the calculation of the Purchase Price shall be determined from a consolidated balance sheet of the Companies and other statements as of the Companies and prepared in accordance with the definitions of Indebtedness, Transaction Expenses, Cash Amount and Closing Working Capital and the Working Capital Principles, as applicable, in each case as set forth in Section 1.1 (collectively, the “Closing Statements”). Following the Closing, Purchaser shall prepare and deliver the Closing Statements to the Sellers’ Representative not more than ninety (90) days following the Closing Date (such date of delivery, the “Delivery Date”). After delivery of the Closing Statements, the Sellers’ Representative and its accountants shall, upon the reasonable request of the Sellers’ Representative solely for the purpose of reviewing the Closing Statements in anticipation of delivering a Dispute Notice, be permitted reasonable access to (a) Purchaser’s, the Companies’ and their accountants’ work papers and other supporting documents used in connection with the preparation of the Closing Statements and (b) the employees of Purchaser and the Companies who are knowledgeable about the information contained in, or used to prepare, the Closing Statements. If Purchaser does not timely deliver the Closing Statements to the Sellers’ Representative, then, at the election of the Sellers’ Representative (acting in its sole discretion), either (x) the Sellers’ Representative may prepare and present the Closing Statements to Purchaser within an additional thirty (30) days thereafter, or (y) the amount of the Indebtedness, Transaction Expenses, Cash Amount and Closing Working Capital set forth in the calculation of the Estimated Purchase Price at the Closing will be deemed to be the final Closing Statements in accordance with this Section 1.5.
1.6Disputes Regarding the Closing Statements.
(a)The Sellers’ Representative shall have from the Delivery Date until 5:00 p.m., Chicago time, on the date thirty (30) days after the Delivery Date (the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Statements that affect the calculation of the Purchase Price (the “Dispute”). If the Sellers’ Representative does not give written notice of the Dispute (a “Dispute Notice”) to Purchaser within the Dispute Period, the Closing Statements shall be deemed to have been accepted and agreed to by the Sellers’ Representative in the form in which it was delivered by Purchaser and shall be final and binding upon the parties. If the Sellers’ Representative delivers a Dispute Notice to Purchaser within the Dispute Period, any item not included as an element of the Dispute in the Dispute Notice shall be deemed to have been accepted and agreed to by the Sellers’ Representative upon delivery of the Dispute Notice, and the Sellers’ Representative and Purchaser shall use reasonable best efforts to resolve any element of the Dispute remaining in the Dispute Notice (and only such items) and agree in writing upon the final content of the disputed Closing Statements within thirty (30) days after delivery of such Dispute Notice.
(b)If Purchaser and the Sellers’ Representative are unable to resolve each element of the Dispute within the thirty (30)-day period after Purchaser’s receipt of a Dispute Notice, Purchaser and the Sellers’ Representative shall jointly engage Forvis Mazars, LLP as the arbitrator of the Dispute (the “Arbitrating Accountant”). If Forvis Mazars, LLP is unable or unwilling to serve as the Arbitrating Accountant, then Purchaser and the Sellers’ Representative shall act in good faith to jointly select the Arbitrating Accountant. The Arbitrating Accountant’s function shall be to resolve the Dispute by determining the proper amounts to be reflected on the Closing Statements in conformity with the requirements of Section 1.4 (including consistent application of the Working Capital Principles), but in no case shall those amounts be higher than the higher calculation of Purchaser and the Sellers’ Representative or lower than the lower calculation of Purchaser and the Sellers’ Representative. The Arbitrating Accountant shall act as an expert, not as an arbitrator, in resolving the unresolved disputes, and the proceeding before the Arbitrating Accountant shall be an expert determination under the law governing expert determination and appraisal proceedings. The Arbitrating Accountant’s determinations shall be based solely on the submissions by the Sellers’ Representative or Purchaser (and not by independent review), this Agreement and the applicable defined terms set forth in this Agreement.
(c)In connection with the resolution of the Dispute, the Arbitrating Accountant shall allow Purchaser and the Sellers’ Representative to submit their respective positions regarding the elements of the Closing Statements in dispute in writing, it being understood that the submitting party shall concurrently provide a copy of such submission to the other party. In connection with the resolution of the Dispute, there shall be no hearings or oral examinations, testimony, depositions, discovery or other similar proceedings. There shall be no ex parte communications between the Sellers’ Representative or Purchaser, on the one hand, and the Accounting Firm, on the other hand, other than written answers by Sellers’ Representative or Purchaser to written questions of the Accounting Firm (copies of which answers shall be provided simultaneously to the other Party).
(d)The Arbitrating Accountant shall as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on the Dispute in writing to Purchaser and the Sellers’ Representative, together with revised Closing Statements reflecting its decision. The Arbitrating Accountant’s decision shall be final and binding upon the parties and shall be enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act and/or its state law equivalents. The Closing Statements, as revised pursuant to the Arbitrating Accountant’s decision, shall be final and binding upon the parties. The fees and expenses of the Arbitrating Accountant shall be paid by both parties, split ratably in proportion to the difference between Arbitrating Accountant’s revised Purchase Price calculation and the closer of Purchaser’s or the Sellers’ Representative’s proposed Purchase Price calculation, over the difference between Purchaser’s and the Sellers’ Representative’s proposed Purchase Price calculations.
1.7Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) via electronic exchange of documents at 10:00 a.m. Chicago, Illinois time at the offices of McDermott Will & Emery LLP, 444 West Lake Street, Chicago, Illinois 60606-0029 on the date that is three (3) Business Days following the satisfaction of the conditions set forth in Article IV or on such other date, or at such other time or place, as shall be mutually agreed upon by the Sellers’ Representative and Purchaser; provided, however, that the Closing shall not take place prior to April 1, 2025 without the prior written consent of the Buyer. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”
1.8Intended Tax Treatment; Section 754 Election; Purchase Price Allocation. The parties intend that the purchase and sale of the Seller Units pursuant to this Agreement be treated, in accordance with Rev. Rul. 99-6, Situation 2 (i) as to the Sellers, as a sale of the Seller Units to Purchaser in exchange for the Purchase Price, and (ii) as to Purchaser, as an acquisition by Purchaser of the assets of the Company, subject to the liabilities of the Company, in exchange for the Purchase Price. The parties agree that, at Purchaser’s request, an election under Section 754 of the Code shall be included with any income Tax Return of the Companies filed for a taxable period that includes the Closing Date. Within ninety (90) days of when the Final Purchase Price has been determined in accordance with Sections 1.5 and 1.6, Purchaser shall provide the Sellers with an allocation of the Final Purchase Price, as adjusted pursuant to Sections 1.5 and 1.6, and increased by any liabilities of the Companies as of the Closing Date (other than those Companies that are corporations for income Tax purposes as of the Closing Date) for purposes of Sections 743, 751, 755 and 1060 of the Code among the assets of the Companies (other than those Companies that are corporations for income Tax purposes as of the Closing Date) in accordance with the methodology set forth on Exhibit C (the “Purchase Price Allocation”). Purchaser shall permit the Sellers to review and comment on the Purchase Price Allocation and shall make such revisions as are reasonably requested by the Sellers. If the parties are unable to agree upon the Purchase Price Allocation, the parties shall use reasonable efforts to resolve such dispute within thirty (30) days. In the event that the parties are unable to resolve such dispute within 30 days, the parties shall refer the dispute to the Arbitrating Accountant to resolve the disputed items in accordance with the procedures in Section 1.6, which shall apply mutatis mutandis. Upon resolution of the disputed items, the Purchase Price Allocation shall be adjusted to reflect such resolution. The parties shall prepare and file all Tax Returns in a manner consistent with the Purchase Price Allocation and shall not agree to any proposed settlement or adjustment with respect thereto with any taxing authority unless required to do so by a final determination.
1.9Paying Agent. The Paying Agent shall act as payments administrator hereunder for the payment and delivery of amounts payable in exchange for the Seller Units due hereunder. The Paying Agent shall hold the amounts received from Purchaser and payable to the Sellers pursuant to (i) this Agreement and (ii) the Paying Agent Agreement in trust for the benefit of such Sellers. Any funds received by the Paying Agent pursuant to this Agreement will not be used for any purpose except as expressly provided in the Paying Agent Agreement.
1.10Withholding. Purchaser, the Companies, the Escrow Agent and the Paying Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law; provided that, if any Person reasonably determines that an amount is required to be deducted or withheld, such Person shall (except with respect to (a) amounts in the nature of compensation, (b) withholding resulting from a failure of the Company to deliver a certificate pursuant to Section 5.3(i), or (c) withholding resulting from a Seller or Warrantholder being unable to provide an IRS Form W-9 pursuant to Section 5.3(h)) (i) at least five (5) Business Days prior to deducting or withholding any amounts pursuant to this Section 1.9, use commercially reasonable efforts to provide the Person in respect of whom such deduction or withholding would apply with written notice of its intent to deduct and withhold indicating the amount to be deducted or withheld and the relevant provisions of Code, or other applicable Tax Law, requiring such deduction or withholding, (ii) cooperate in good faith with such Person to mitigate, reduce or eliminate any such deduction or withholding, and (iii) provide such Person a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. To the extent that amounts are so deducted or withheld or deducted and duly and timely paid over to the applicable Government Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts subject to payroll withholding and reporting shall be paid through the Company’s applicable payroll system in accordance with applicable payroll procedures and any applicable withholding Taxes shall be withheld from such payroll payments and remitted to the applicable Government Authority at the time and in the manner required by applicable Law.
Article II
REPRESENTATIONS AND WARRANTIES
2.1General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All representations and warranties of the Sellers are made subject to the exceptions noted in the schedules delivered by the Sellers to Purchaser concurrently herewith and identified as the “Disclosure Schedule”.
2.2Representations and Warranties of Purchaser. Purchaser represents and warrants to the Sellers on the date of this Agreement and as of the Closing as follows:
(a)Organization, Existence and Good Standing. Purchaser is a limited liability company duly formed, existing and in good standing, under the Laws of its state of formation.
(b)Power and Authority. Purchaser has all requisite limited liability company power and authority to enter into and perform this Agreement and all other agreements, certificates, instruments and other documents (collectively, the “Transaction Documents”) to be delivered by Purchaser in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement have been duly and validly approved by the board of governors of Purchaser. No other limited liability company proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement.
(c)Enforceability. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to which Purchaser will be a party will be duly executed and delivered by duly authorized officers of Purchaser and will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.
(d)Consents. Except for any filings required under the Hart-Scott-Rodino Act, no consent, authorization, order or approval of, or filing, registration or notice with, any foreign, federal, state, provincial or local governmental, taxing or regulatory commission, board, bureau, agency, court or regulatory or administrative body (“Government Authority”) is required for or in connection with the consummation by Purchaser of the transactions contemplated hereby.
(e)Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of the Transaction Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated in this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of its certificate or articles of formation or limited liability company agreement or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of Government Authority or of any arbitration award or other applicable Law.
(f)Conflicts Under Contracts. Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of the Transaction Documents will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by Purchaser according to the terms of the Transaction Documents may be prohibited, prevented or delayed.
(g)Litigation. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to Purchaser’s knowledge, overtly threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which allege any material violation of Law or would materially adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
(h)Brokers. None of Purchaser nor any of its Affiliates have engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Sellers or any of the Companies for arranging the transactions contemplated hereby or introducing the parties to each other.
(i)Solvency. Immediately after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness therewith, assuming the accuracy of the representations and warranties set forth in Section 2.3 and Section 2.4 or otherwise provided for in any Transaction Document (in each case excluding any Material Adverse Effect or “materiality” qualifiers applicable to such representations or warranties), the consolidated assets of the Companies measured on a going concern basis will exceed their consolidated liabilities. In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, (x) none of Purchaser, the Companies nor any of their subsidiaries will incur debts that will be beyond their ability to pay as such debts mature in the ordinary course of business, and (y) Purchaser will have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or its Affiliates. For purposes of this Section 2.2(i), the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual matured liability.
(j)Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Seller Units for its own account for investment and with no present intention of distributing or reselling such securities or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Purchaser understands that the Seller Units have not been registered under the Securities Act or any state securities Laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.
(k)Financing. Purchaser has, or will have prior to the Closing, sufficient unrestricted cash on hand, available lines of credit or other sources of immediately available funds to enable it to, upon the satisfaction of the conditions set forth in Article IV, pay, in cash, the aggregate amount of the Purchase Price and all other amounts payable pursuant to this Agreement at the Closing and to consummate all the transactions contemplated hereby (including the payment of all of its transaction expenses and financing costs).
(l) WARN Act. Purchaser has no present plans to carry out within ninety (90) days after the Closing any “plant closing” or “mass layoff” as defined under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) that would require notification under the WARN Act or any equivalent state or local Law at any facility of any of the Companies.
(m)Acknowledgment and Representations by Purchaser. Purchaser acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon and on the representations and warranties contained in Sections 2.3 and 2.4 and in the Transaction Documents, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Companies, and (ii) has been furnished with or given access to such documents and information about the Companies and their respective business and operations as it and its representatives and advisors have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Companies and the Sellers set forth in Sections 2.3 and 2.4 and in the Transaction Documents, and Purchaser acknowledges that, other than as set forth in Sections 2.3 and 2.4 and in the Transaction Documents, none of the Companies, the Sellers or any of their respective directors, managers, officers, employees, Affiliates, stockholders, partners, members, agents or representatives makes or has made any representation or warranty, either express or implied, including (x) as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Companies heretofore or hereafter delivered to or made available to Purchaser or any of its respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, other than as set forth in Sections 2.3 and 2.4 of this Agreement and in the Transaction Documents, none of the Sellers, the Companies or any of their respective directors, managers, officers, employees, Affiliates, stockholders, partners, members, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Companies made available to Purchaser, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Companies by management of the Companies or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation or otherwise shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that, other than as set forth in Sections 2.3 and 2.4 of this Agreement, any future cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Purchaser and its representatives and advisors are not and shall not be deemed to be or to include representations or warranties of the Companies or the Sellers, include numerous assumptions, are subject to material risk and uncertainties, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing herein shall limit Purchaser’s recovery in the event of Fraud.
(n)R&W Insurance Policy. Purchaser has conditionally bound the Representations and Warranties Insurance Policy attached hereto as Exhibit D (the “R&W Insurance Policy”), in connection with the transactions contemplated hereby.
2.3Representations and Warranties Regarding the Companies. Each Seller represents and warrants to Purchaser except as set forth in the Disclosure Schedule, on the date of this Agreement and as of the Closing as follows:
(a)Organization, Existence and Good Standing. Each of the Companies is a limited partnership, corporation or limited liability company duly formed, existing and in good standing under the Laws of its jurisdiction of formation.
(b)Foreign Good Standing. Each of the Companies is duly licensed or qualified as a foreign partnership, corporation or limited liability company, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect. Each jurisdiction in which each Company is duly licensed or qualified as a foreign partnership, corporation or limited liability company, as applicable, is set forth on Section 2.3(b) of the Disclosure Schedule.
(c)Power and Authority. Each of the Companies has all necessary limited partnership, corporate or limited liability company or similar power and authority to carry on its business as such business is now being conducted.
(d)Consents. Except for any filings required under the Hart-Scott-Rodino Act and as set forth in Section 2.3(d) the Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any Government Authority is required for or in connection with the consummation by the Companies of the transactions contemplated hereby, nor does the execution and delivery of the Transaction Documents by the Companies, nor the consummation by the Companies of the transactions contemplated hereby conflict with, violate any provision of, or result in the breach of, any Law.
(e)Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of the Transaction Documents by the Companies, nor the consummation by the Companies of the transactions contemplated hereby, will conflict with, violate, breach or result in a breach of any of the terms, conditions or provisions of any Company’s Certificate of Incorporation, Certificate of Formation, bylaws, limited partnership agreement or limited liability agreement or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Government Authority or of any arbitration award to which any of the Companies is a party or by which the Companies are bound.
(f)Conflicts Under Contracts.
(i)None of the Companies is a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which performance by the Companies according to the terms of the Transaction Documents will be a default or an event of acceleration, or grounds for termination, modification or cancellation, which default, acceleration, termination, modification or cancellation would reasonably be expected to have a Material

Adverse Effect or would prohibit, prevent or delay timely performance by the Company of the Transaction Documents.
(ii)Neither the execution and delivery of the Transaction Documents by the Companies, nor the consummation by the Companies of the transactions contemplated hereby, will (A) conflict with, violate, breach or result in a default under any Material Contract, Lease, indenture or other instrument to which any of the Companies is a party or by which any of the Companies is bound, (B) terminate, result in or give rise to a right for the termination of or loss of any benefit under any such Material Contract, Lease, indenture, or instrument, (C) result in the creation of any Claim upon any of the assets or properties of any of the Companies, (D) allow the imposition of any fees or penalties or require the offering or making of any payment or redemption; (E) give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under any Contract to which any of the Companies is a party or by which any property or asset of the Companies is bound or affected, or otherwise adversely affect any rights of the Companies; or (F) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing.
(g)Subsidiaries. Except as described in Section 2.3(g) of the Disclosure Schedule, none of the Companies (i) owns, of record, beneficially or otherwise, directly or indirectly, any shares of capital stock or securities convertible into capital stock of any corporation or any ownership or participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) Controls, directly or indirectly, any equity interests.
(h)Capitalization.
(i)Each Seller owns the Seller Units and warrants as set forth opposite such Seller’s name on Section 2.3(h) of the Disclosure Schedule. Section 2.3(h) of the Disclosure Schedule sets forth, with respect to each award of Class C Units of the Company outstanding as of the date of this Agreement, (A) the name of the holder, (B) the grant date, (C) the total number of Class C Units of the Company subject to such award, (D) the vesting schedule, and (E) the distribution threshold. Each Class C Unit (1) qualifies as a “profits interest” for U.S. federal income tax purposes within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and other applicable provisions of the Code (or guidance thereunder), (2) was granted with a distribution threshold equal to or greater than the liquidation value of the Company on the date of grant, and (3) with respect to each Class C Unit granted within the two (2) years prior to the date of this Agreement, is the subject of a timely and valid election under Section 83(b) of the Code. There are no membership interests of the Company of any other class authorized, issued or outstanding. The Seller Units have been validly issued and are owned beneficially and of record in the aggregate by Sellers. Except as set forth on Section 2.3(h) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, phantom units or other agreements or commitments of any character relating to the issued or unissued membership interests or other securities of the Company obligating the Company to issue any securities of any kind or equity-linked interests measured with respect to the securities of the Company.
(ii)All issued and outstanding equity interests of the Company’s subsidiaries are owned beneficially and of record by the parties and in the amounts set forth in Section 2.3(h) of the Disclosure Schedule which contains an accurate and complete list of (a) each Company, (b) each Company’s jurisdiction of incorporation or organization and (c) the holders of the issued and outstanding capital stock (or other equity interests) of each Company. Such equity interests have been validly issued and are fully paid and nonassessable. There are no equity interests or other equity securities of the Company’s subsidiaries of any other class authorized, issued or outstanding. None of the outstanding equity interests of the Company’s subsidiaries were issued in violation of the Securities Act. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, phantom interests or other agreements or commitments of any character relating to the issued or unissued equity interests or other equity securities of the Company’s subsidiaries obligating any such subsidiary to issue any securities of any kind or equity-linked interests measured with respect to the securities of any such subsidiary. There are no outstanding contractual obligations of any Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, such Company or to provide funds to, or make any investment in, any other Person. Other than as set forth in the organizational documents of the Companies, there are no Contracts or understandings in effect with respect to the voting or transfer of any of the capital stock of, or other interest in, any Company. There are no bonds, debentures, notes or other indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholder of such Company may vote.
(i)Financial Statements; Undisclosed Liabilities; Accounts Receivable and Payable.
(i)Section 2.3(i)(i) of the Disclosure Schedule contains accurate and complete copies of (i) the audited consolidated balance sheets, statements of operations, changes in equityholders’ equity and cash flows and notes to financial statements (together with any supplementary information thereto) of the Companies as of and for the years ended December 31, 2022 and December 31, 2023 (the “Financial Statements”), and (ii) the consolidated balance sheet and statements of operations of the Companies as of and for the period ended December 31, 2024 (the “Interim Financial Statements” and such date, the “Interim Financial Statement Date”). The Financial Statements and the Interim Financial Statements (i) has been prepared from and in conformity with the books and records of the Companies, (ii) accurately, completely and fairly present, in all material respects, the consolidated financial position of the Companies as of the dates thereof and the consolidated results of operations and cash flows of the Companies for the periods covered by said statements, in accordance with GAAP consistently applied through the periods covered thereby, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (i) normal year-end adjustments (none of which are material, individually or in the aggregate) and (ii) the omission of footnote disclosures required by GAAP, and (iii) there has not occurred any Fraud with respect to the information set forth in the Financial Statements or the Interim Financial Statements.
(ii)Except as set forth on Section 2.3(i)(ii) of the Disclosure Schedule, there are no Liabilities of any of the Companies other than any such Liabilities (i) specifically reflected and reserved against on the Interim Financial Statements or the notes thereto, or (ii) incurred since the Interim Financial Statement Date in the ordinary course of business of the Companies (none of which is Liability for breach of Contract, breach of warranty, tort infringement or violation of Law).
(iii)The Accounts Receivable reflected on the Interim Financial Statements and the Accounts Receivable arising after the date of the Interim Financial Statements (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off, contra account, allowance, adjustment or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and no such claim is threatened in writing or, to the Company’s knowledge, orally, by any of the account debtors of the Accounts Receivable; and (c) subject to a reserve for bad debts shown on the Interim Financial Statements or, with respect to Accounts Receivable arising after the date of the Interim Financial Statements, on the accounting records of the Business, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Financial Statements or, with respect to Accounts Receivable arising after the date of the Interim Financial Statements, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments (none of which are material, individually or in the aggregate) and the absence of disclosures normally made in footnotes. The Companies have good and valid title to the Accounts Receivable free and clear of all Claims. No goods or services, the sale, lease or provision of which gave rise to any Accounts Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby. None of the account debtors of the Accounts Receivable or the Transferred Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.
(iv)Section 2.3(i)(iv) of the Disclosure Schedule sets forth a list of all accounts payable of the Companies as of December 31, 2024 and all accounts payable incurred since December 31, 2024 that remain outstanding as of the date hereof, in each case, together with the name of each payee, the date each such payment is due, and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business consistent with past practice.
(j)Title, Condition and Sufficiency of Assets.
(i)The Companies have good title to their assets, including the Leased Real Estate, free and clear of any Claims, except for (i) statutory liens for Taxes not yet due and payable; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and payable; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) liens set forth in Section 2.3(j) of the Disclosure Schedule; (v) mortgages and security interests securing the Indebtedness; (vi) zoning, entitlement, building and other land use and similar Laws or regulations imposed by any Government Authority having jurisdiction over any Leased Real Estate which are not violated in any material respects by the current use and operation thereof; (vii) easements, covenants, conditions, restrictions, reservations and other similar matters of record affecting any Leased Real Estate which do not or would not materially impair the use or occupancy of such Leased Real Estate in the operation of the Companies’ Business as conducted thereon; and (viii) non-exclusive licenses of Intellectual Property granted by the Companies to their respective customers or service providers in the ordinary course of the Companies’ Business.
(ii)The Companies’ buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) (i) are, except for ordinary wear and tear, in reasonable condition and repair and usable in the ordinary course of business as currently conducted, and (ii) (A) constitute all of the property and assets (tangible and intangible) used or held for use in the conduct of the Business by the Companies as conducted as of the date of this Agreement, and (B) utilized by the Company to generate the financial results reflected in the Financial Statements. Purchaser shall be able to use all such properties and assets, and take advantage of such services and rights, materially in the same manner after the Closing as such properties and assets were used, or such services or other rights were taken advantage of, by the Companies before the Closing.
(k)Taxes.
(i)The Companies have filed on a timely basis all Income Tax Returns and other material Tax Returns required to be filed by them, taking into account any applicable extensions obtained in the ordinary course of business, and all such Tax Returns are correct and complete, and have been prepared in compliance with applicable Laws, in all material respects. All Income Taxes and other material Taxes due and payable by the Companies (whether or not shown on any Tax Returns) have been timely paid in full.

(ii)No issues have been raised or are currently pending by any Government Authority in connection with any Tax Returns previously filed by the Companies. All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by the Companies have been paid in full or are being contested and a reserve therefor has been established and is reflected as a liability in the Financial Statements in accordance with GAAP.
(iii)No claim has ever been made by a Government Authority in a jurisdiction where the Companies do not pay Taxes or file Tax Returns that such Person is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.
(iv)There are no ongoing or pending Tax audits by any Government Authority against any of the Companies.
(v)All material Taxes that the Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid.
(vi)The Companies have not executed or filed with any Government Authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.
(vii)None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or improper use of a method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) in existence prior to the Closing, (iv) any installment sale made on or prior to the Closing Date outside of the ordinary course of business, or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business.
(viii)The Companies are not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits (excluding, for this purpose, any agreement that is not primarily related to Taxes, such as leases, licenses or credit agreements).
(ix)None of the Companies (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract, or otherwise.
(x)None of the Companies has been a party to, participated in or claimed any tax benefit from any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(xi)(i) None of the Companies has made an election or otherwise taken any action to cause the Partnership Audit Rules to apply at an earlier date than is required by applicable Law and (ii) for any year for which the Companies are subject to the Partnership Audit Rules beginning on or after January 1, 2019, there is no contractual agreement governing the Companies’ ability to make a “push-out election” under Section 6226 of the Code (or any comparable provision of U.S. state or local Law).
(xii)None of the Companies has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the

United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.
(xiii)The Company is and has since its formation been treated as a partnership for U.S. federal (and, where applicable, state and local) Income Tax purposes. Each of the Company’s subsidiaries (other than those Companies listed in the Disclosure Schedule) is “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii), for federal (and, where applicable, state and local) Income Tax purposes. None of the Companies has ever been a “publicly traded partnership” for United States federal (and applicable state and local) Income Tax purposes.
(xiv)No representation or warranty in this Section 2.3(k) shall be with respect to the availability or use of any Tax attribute or Tax credit of the Companies in any taxable period (or portion thereof) ending after the Closing Date; provided, that, for the avoidance of doubt, this Section 2.3(k)(xiv) shall not apply to any Taxes paid or payable by or with respect to the Companies for any Pre-Closing Tax Period.
(l)Conduct of Business. Since December 31, 2023 through the date of this Agreement, except as described in Section 2.3(l) of the Disclosure Schedule, the Companies have operated in the ordinary course of business and none of the Companies has:
(i)acquired, sold, leased, exchanged, abandoned, transferred or otherwise disposed of, any portion of their assets or property that would be material to the Companies, when taken as a whole, except for sales of inventory by the Companies, all in the usual and ordinary course of business, and except as permitted by this Agreement, subjected any material property or assets to any liens, or canceled any debts owed to or claims held by the Companies;
(ii)licensed any of its Intellectual Property, except for non-exclusive licenses granted by the Companies to their respective customers or service providers in the ordinary course of the Companies’ Business;
(iii)abandoned, or otherwise disposed of, allowed to let lapse, terminate or expire, or failed to enforce, maintain or protect any of its properties or assets, or any portion thereof, that are material, individually or in the aggregate, to such member of the Companies (including Intellectual Property);
(iv)suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or act of God that is not covered by insurance;
(v)suffered a Material Adverse Effect or any event, condition or effect that would reasonably be expected to have a Material Adverse Effect;
(vi)other than a termination by another contract party under the terms of a Material Contract, entered into, amended, cancelled, modified, waived or assigned any material right under any Material Contract, other than in the ordinary course of business;
(vii)entered into, amended, cancelled, modified, waived or assigned any material right with respect to any Intellectual Property, other than in the ordinary course of business
(viii)incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether or not are required by GAAP to be provided or reserved against on a balance sheet, all the foregoing being collectively referred to herein as the “Liabilities”), except for (A) Liabilities incurred in the ordinary course of business (none of which relates to or arises from violation of law, tort, breach of contract, infringement or misappropriation), (B) Liabilities with respect to borrowings under the Companies’ credit facilities or notes existing on the date hereof (all of which will be repaid at or prior to Closing), and (C) Liabilities incurred in connection with or as a result of this Agreement and the transactions contemplated hereby;
(ix)paid, authorized, set aside for payment or declared any dividends or other distributions in respect of their equity securities of any class or purchased or redeemed any of its equity securities of any class;
(x)made, changed or revoked any material Tax election, adopted, changed or revoked any material Tax accounting method, principles or practices, settled or compromised any Tax audit, examination or other proceeding relating to Taxes, entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), filed any amended Tax Return, filed any voluntary disclosure agreement, participated in any arrangement similar to a voluntary disclosure agreement or voluntarily approached any taxing authority regarding any Taxes or Tax Returns related to any of the Companies, surrendered any right to claim a refund of Taxes, agreed or consented to or request any extension or waiver of the limitation period applicable to any Taxes, incurred any liability for Taxes outside the ordinary course of business, failed to pay any Income Tax or other material Tax that has become due and payable (including any estimated Tax payments), changed its U.S. federal, state or local income tax classification, or prepared or filed any Tax Return in a manner inconsistent with past practice;
(xi)made any amendment to any of the Companies’ respective organizational documents;
(xii)issued or sold any equity interests or other rights to purchase any equity interests of any of the Companies, or split, combined or subdivided the equity interests of any of the Companies;
(xiii)repurchased, redeemed, or otherwise acquired, directly or indirectly (whether by Contract, merger, consolidation or otherwise), any equity interests of any of the Companies;
(xiv)amended, modified, extended, renewed or terminated any lease or easement pertaining to any Leased Real Estate or entered into any new lease, sublease, license or other agreement for the use or occupancy of any real property;
(xv)adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any of the Companies;
(xvi)(A) instituted, cancelled, compromised or settled any proceeding (A) for an amount in excess of $50,000 individually or $100,000 in the aggregate, (B) that involves material injunctive relief against any of the Companies or (C) waived or released any right of claim of material value to any of the Companies;
(xvii)entered any line of business outside the ordinary course of business;
(xviii)except in the ordinary course of business: (A) accelerated the collection of or discount any accounts receivables, (B) delayed the payment of accounts payable or accrued expenses, (C) delayed the purchase of supplies or delayed capital expenditures, repairs or maintenance, in each case, in a manner that is not consistent with past practice or (D) taken or failed to take any action that has, or would reasonably be expected to have, the effect of accelerating to the period prior to the Closing, sales to customers or others that would reasonably be expected to occur after the Closing in the ordinary course of business;

(xix)(A) increased the compensation or benefits provided to any current or former service provider, (B) announced, promised or granted any new compensation or benefit to any current or former service provider, or taken any action to accelerate the payment, vesting or funding of any compensation or benefit or (C) established, adopted, amended, modified, entered into or terminated any Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, except in connection with annual renewals of group welfare benefits in ordinary course of business consistent with past practice or as required by applicable Law;
(xx)hired, engaged, terminated (without cause), furloughed, or temporarily laid off any service provider with base compensation in excess of $150,000;
(xxi)(A) negotiated, modified, amended, extended, terminated or entered into any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Contract”) or (B) recognized or certified any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Companies;
(xxii)implemented or announced any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions;
(xxiii)waived or released any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Companies;
(xxiv)disclosed any material Trade Secrets, or (ii) made any adverse changes to any of the Companies’ policies related to the Data Laws and Requirements, or any administrative, technical or physical safeguards related to privacy or cybersecurity, except to comply with an applicable Law; or
(xxv)agreed or committed to do any of the foregoing.
The foregoing representations and warranties shall not be deemed to be breached by virtue of the consummation of the transactions contemplated hereby.
(m)Contracts. The Disclosure Schedule contains a true and complete list of the following written contracts, agreements, leases and other instruments to which any of the Companies is a party (“Material Contracts”):
(i)Contracts for the employment of any employee or engagement of any contractor or consultant of the Companies that (A) provides for base compensation in excess of $150,000, (B) provides for the payment and/or accelerated vesting of any compensation or benefits upon the consummation of the transactions contemplated by this Agreement, or (C) cannot be terminated at-will at any time for any reason or no reason without penalty or liability;
(ii)contracts with any former (to the extent of any ongoing Liability) or current employee, officer, director or other individual service provider of the Business and that (A) provides for (1) total annual compensation that could exceed $100,000, (2) any severance benefits, or (3) any payments or obligations that could be triggered solely by the consummation of the transactions contemplated by this Agreement; or (B) cannot be terminated upon thirty (30) days’ notice or less without any Liability or obligation;

(iii)leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $150,000 and has an unexpired term as of the Closing Date in excess of one (1) year;
(iv)contracts that materially limit the ability of any of the Companies to compete in any material respect with any Person generally, engage in any line of business or conduct of business in any geographic area;
(v)loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;
(vi)contracts with any Significant Customer or Significant Supplier, other than purchase orders entered into in the ordinary course of business;
(vii)contracts (other than purchase orders entered into in the ordinary course of business) involving performance of services or delivery of goods by any of the Companies of a stated amount in excess of $400,000;
(viii)contracts (other than purchase orders entered into in the ordinary course of business) that involves performance of services or delivery of goods to any of the Companies of a stated amount in excess of $400,000 during any twelve (12)-month period after the date of this Agreement;
(ix)any other agreement which provides for the receipt or expenditure by the Companies of more than $200,000 in any single year and has an unexpired term of more than one year that cannot be terminated without penalty, except purchase orders for the purchase or sale of goods or rendering of services in the ordinary course of business.
(x)contracts involving capital expenditures after the date of this Agreement requiring the Seller to pay in excess of $200,000 in any calendar year;
(xi)partnership agreements or joint venture agreements involving expenditures or receipts of greater than $100,000;
(xii)any contract that is a settlement, conciliation or similar agreement (including with any Governmental Authority) or pursuant to which the Companies will have any material outstanding obligation after the date of this Agreement;
(xiii)any Labor Agreement;
(xiv)contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the past three (3) years or under which, after the Closing, the Companies will have an obligation with respect to any “earn out” or contingent payment obligation or other contingent obligation or deferred purchase price payment obligation, indemnification obligation or non-competition provision;
(xv)any power of attorney executed by or on behalf of any of the Companies;
(xvi)contracts containing minimum requirements, “take-or-pay” provisions, exclusivity, “most favored nation,” rebate, volume-based discount or other pricing clauses or other similar contractual language;
(xvii)contracts relating to the creation, incurrence, assumption or guarantee of any indebtedness or placing a lien on any of the assets of any of the Companies;
(xviii)any (w) Contract under which any of the Companies have granted a license or right to any other Person to use any Owned Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business); (x) Contract under which any of the Companies is granted a license or right to use any Intellectual Property (other than (A) inbound non-exclusive licenses of Intellectual Property involving an annual payment by the Seller of $175,000 or less or (B) non-exclusive end-user licenses of generally commercially-available Software with a total replacement cost and with annual subscription or maintenance fees of less than $175,000) that is used solely for its internal business purposes and is not re-distributed with, bundled, integrated, or incorporated into any Company Software; (y) IP Settlement Agreements; and (z) Contract under which material Intellectual Property was developed by a third party for the benefit of the Companies (other than Contracts on the Companies’ form agreement made available to Purchaser).
All Material Contracts are binding upon the Companies and the other parties thereto. None of the Companies or any of the other parties thereto are in material default under any Material Contract.
(n)Permits. The Companies possess all governmental licenses, permits, registrations, authorizations, certifications and government approvals (“Permits”) (except for governmental licenses, permits, registrations, authorizations, certifications or government approvals related to the environment, which are exclusively provided for in Section 2.3(u)) that are required in order for the Companies to conduct their Business as presently conducted and which, if not possessed, would reasonably be expected to have a Material Adverse Effect.
(o)Employee Benefit Plans.
(i)Section 2.3(o)(i) of the Disclosure Schedule contains a true and complete list of all material Company Benefit Plans (other than employment Contracts that do not include any severance or change in control provisions and are substantially pursuant to the form of offer letter template provided to Purchaser).
(ii)With respect to each Company Benefit Plan, the Company has provided to Purchaser complete and correct copies of the following, as applicable: (i) the current plan and trust documents (and all amendments thereto); (ii) the most recent summary plan description provided to participants (and all summaries of material modifications); (iii) the most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all current related insurance contracts or other funding arrangements; (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service; and (vi) all non-routine correspondence received from any Governmental Authority within the past three (3) years.
(iii)No Company Benefit Plan is, and none of the Companies or any Person that, at any relevant time, is or was treated as a single employer with any of the Companies pursuant to Section 414 of the Code (each, an “ERISA Affiliate”) maintains, sponsors, contributes to, has any obligation to contribute to, or otherwise has any current or potential liability or obligation under or with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code). None of the Companies have any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(iv)With respect to each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code, such Company Benefit Plan has received a current favorable determination letter or is entitled to rely on a current favorable opinion letter from the Internal Revenue Service (the “IRS”) stating that such plan is so qualified and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan.
(v)Each Company Benefit Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code, as applicable, and no event has occurred that has subjected or could reasonably be expected to subject any Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.
(vi)All contributions, distributions and premium payments that are due with respect to any Company Benefit Plan have been timely made and all contributions, distributions and premium payments with respect to any Company Benefit Plan that are not yet due have been made or accrued in accordance with past practice.
(vii)Except as would not reasonably be expected to result in material liability to the Companies, none of the Companies or any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to any Company Benefit Plan has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan giving rise to any material Tax liability to the Companies under Section 4975 of the Code. The Companies have not been notified in writing that any Company Benefit Plan or any trust which serves as a funding medium for any such Company Benefit Plan is currently under examination by the IRS, the Department of Labor, or any court, other than applications for determinations pending with the IRS. Except as would not reasonably be expected to result in material liability to the Companies, none of the Companies or any other fiduciary (as defined in Section 3(21) of ERISA) of any Company Benefit Plan, has any liability for breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan. No action, suit, proceeding, audit, claim, litigation or hearing with respect to, on behalf of or relating to any Company Benefit Plan (other than routine claims for benefits) is pending or threatened and there are no facts or circumstances that could give rise to any such action, audit, proceeding, audit, claim, litigation or hearing.
(viii)No Company Benefit Plan provides, and none of the Companies maintain, sponsor, contribute to or have an obligation to contribute to, or have any current or potential liability or obligation with respect to, the provision of post-employment, post-ownership or post-service health or welfare benefits or similar benefits for any current or future retired or terminated directors, officers, employees or contractors (or any dependent or beneficiary thereof) or any other Person, other than in accordance with the continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) (and for which the covered Person pays the full premium cost of coverage). The Companies and each ERISA Affiliate have complied and are in compliance in all material respects with the requirements of COBRA.
(ix)No Company has incurred (whether or not assessed) any Tax or penalty under Sections 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.
(x)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) could: (A) result in the payment to any current or former employee or other service provider of the Companies of any severance pay or money or other property; (B) result in the acceleration or vesting of compensation or benefits or provide any additional rights to compensation or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee or other service provider of the Companies;

(C) result in any forgiveness of indebtedness to any current or former employee or other service provider of the Companies; (D) limit or restrict the ability of Purchaser or its Affiliates to merge, amend or terminate any Company Benefit Plan; or (E)  result in any “excess parachute payments” (within the meaning of Section 280G of the Code).
(xi)None of the Companies maintain any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Section 409A or 4999 of the Code or otherwise.
(xii)Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(p)Employees.
(i)The Disclosure Schedule correctly lists all employees of the Companies as of February 26, 2025, together with their respective base salaries, bonuses paid during the 2024 calendar year, and current positions.
(ii)Except as set forth on the Disclosure Schedule, (i) no Company has entered into in the past five (5) years or is a party to or bound by any Labor Agreements and no employees of any of the Companies are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Companies; (ii) there is no, and in the past three (3) years there have been no, labor strike, dispute, slowdown or work stoppage, picketing, handbilling, lockout or other material labor dispute pending or threatened against or affecting the Companies; (iii) there are no pending or threatened material labor arbitrations, unfair labor practice charges or material employee grievance charges with respect to the Companies and (iv) to the Company’s knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any employees of the Companies.
(iii)The Companies are and for the last three (3) years have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), labor relations, automated employment decision tools and other artificial intelligence, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.
(iv)Except as would not result in material Liability for the Companies: (i) in the past three (3) years, the Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Companies and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, or as an overtime exempt employee, is and has been properly classified and treated as such for all applicable purposes.
(v)In the past three (3) years, the Companies have reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against officers, directors, partners, employees, contractors or agents of any Company that have been reported to any of the Companies or of which any of the Companies are otherwise aware. With respect to each such allegation (except those the Companies reasonably deemed to not have merit), the Companies have taken prompt corrective action reasonably calculated to prevent further improper action. To the Company’s knowledge, there are no such allegations of harassment or discrimination that, if known to the public, would bring the Company into material disrepute.
(vi)To the Company’s knowledge, no current employees of the Companies intend to terminate his or her employment with the Companies prior to the one-year anniversary of the Closing.
(vii)To the Company’s knowledge, no current or former employee or independent contractor of any of the Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to any of the Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any of the Companies.
(q)Litigation and Claims. There is, and in the past three (3) years there has been, no material litigation, suit, action, proceeding or governmental investigation before any commission or other administrative authority, pending or threatened in writing, or, to the Company’s knowledge, orally, by or against any of the Companies other than worker’s compensation claims, including relating to an alleged violation or noncompliance with any Law.
(r)Decrees, Orders or Arbitration Awards. The Companies are not party to, or bound by, any writ, decree, order, judgment, injunction or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Government Authority) that is material to the operation of the Business, as currently conducted.
(s)Compliance with Laws. The Companies are, and in the past three (3) years have not been, in violation of, or delinquent in any material respect with respect to, any Law or Data Laws and Requirements to which the property, assets, personnel or Business activities of the Companies is subject.
(t)Real Estate.
(i)The Companies do not own any real property nor are a party to any contract or option to purchase any real property or interest therein. The Disclosure Schedule identifies by street address all real property leased, subleased, or otherwise used or occupied by the Companies pursuant to any Leases (the “Leased Real Estate”), and a true and complete list of all Leases for each Leased Real Estate (including the date and name of the parties to each Lease). All Leased Real Estate is leased to one of the Companies pursuant to written Leases, true, complete and accurate copies of which have been made available to Purchaser. Except as set forth in the Disclosure Schedule with respect to each of the Leases, (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Companies’ possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and there are no disputes with respect to such Lease; (iv) neither the Companies nor any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) the Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (vi) the Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Estate. The Leased Real Estate is not subject to any leases or tenancies of any kind, except for the Companies’ leases.
(ii)There are no pending or threatened in writing, or, to the Company’s knowledge, orally, condemnation, expropriation or other proceedings in eminent domain with respect to any portion of the Leased Real Estate. There are no actual or threatened or imminent changes in the present zoning of any Leased Real Estate or any part thereof or any restrictions, limitations or regulations issued, or proposed or under consideration by any Government Authority having or asserting jurisdiction over the Leased Real Estate.
(u)Environmental Matters.
(i)The Companies are, and for the prior three (3) years have been, in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.
(ii)The Companies possess all Environmental Permits which are required for the operation of their Business or the occupation of their facilities and each such Environmental Permit is in full force and effect and there is no action pending or threatened to revoke, terminate or cancel any such Environmental Permits.
(iii)There is, and for the prior three (3) years has been, no Environmental Claim pending or threatened in writing or, to the Company’s knowledge, orally, against the Companies.
(iv)The Leased Real Estate does not contain any leaking underground storage tanks or friable or damaged asbestos containing materials that must be labeled, inspected, removed or abated to comply with Environmental Laws.
(v)None of the Companies (nor any other Person to the extent giving rise to liability for the Companies) has manufactured, sold, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or otherwise Released, or owned or operated any property or facility contaminated by, any Hazardous Substance in a manner that has given or would give rise to material liabilities under any Environmental Law.
(vi)The Companies have made available to Purchaser copies of (A) all Environmental Permits and (B) all environmental studies, environmental reports, environmental audits and other material environmental, health and safety documents pertaining to the environmental condition of Leased Real Estate or otherwise with respect to the Company’s current or former facilities or operations that are within the Companies’ possession or reasonable control.
(v)Intellectual Property.
(i)The Disclosure Schedule sets forth a complete and accurate list of all registered and applied for Owned Intellectual Property (all Intellectual Property required to be so listed, the “Registered Intellectual Property”). During the three (3) year period prior to the date of this Agreement, the Companies have not received any demand, claim or notice from any Person that challenges the enforceability, ownership or validity of such Registered Intellectual Property.
(ii)All current and former, employees contractors, and other third parties who have contributed to or participated in the conception, invention, creation, or development of any material Intellectual Property for or on behalf of the Companies have done so pursuant to a valid and enforceable written contract with one of the Companies under which such Person (A) assigned (through present-tense assignment) to the Companies exclusive ownership of all such Intellectual Property and (B) protects the confidential information of the Companies.

(iii)The Disclosure Schedule sets forth a complete and accurate list of all of the Companies’ U.S. and foreign material unregistered Trademarks.
(iv)The Disclosure Schedule sets forth a complete and accurate list of all of the Company Software. The Companies possess all Source Code and other documentation and materials necessary to compile and operate the Company Software. None of the Companies have granted any current future or conditional rights, licenses or interests in or to the Source Code included in any Company Software to any escrow agent or to any other Person who is not, as of the date of this Agreement, a contractor or service provider, with a need to access the Source Code in connection with services provided to any of the Companies) (and subject to a valid and enforceable duty to protect the confidentiality thereof). None of the Companies have provided, delivered, licensed, disclosed or otherwise made available (whether on a present or contingent basis) the Source Code of any Company Software to any escrow agent or to any other Person who is not, as of the date of this Agreement, a contractor or service provider of one of the Companies (and subject to a valid and enforceable duty to protect the confidentiality thereof), with a need to access the Source Code in connection with services provided to any of the Companies. Each of the Companies has maintained and protected the Company Software with appropriate proprietary notices (including notice of ownership), valid and enforceable written confidentiality and non-disclosure obligations and such other measures as reasonably necessary to properly protect and prevent disclosure to unauthorized parties of the Trade Secrets contained therein; and (D) the Company Software is protectable under applicable copyright Law and has not been forfeited to the public domain and is eligible for registration with the United States Copyright Office. The Companies have copies of all releases or separate versions of the Company Software and Source Code for such Company Software, so that the same may be registered in the United States Copyright Office.
(v)No Open Source Software is used or integrated with, incorporated in, or linked to any Company Software in a manner that would require the Companies, in connection with the Companies’ distributing or making available of any Company Software (as currently distributed or made available), to (A) disclose, license, or distribute the Source Code of any Company Software, including for the purpose of making derivative works, (B) to make available for redistribution to any Person the Company Software or Source Code thereof at no or minimal charge or (C) to grant any license to any Owned Intellectual Property.
(vi)The Companies (A) are the sole and exclusive owner of all right, title, and interest in and to the Owned Intellectual Property and (B) have a valid and enforceable right to use all other Intellectual Property that is used in or necessary for their operation of the Business (“Company Intellectual Property”), as currently conducted, in each case of (A) and (B) free and clear of all Claims (other than Permitted Claims). All Owned Intellectual Property is valid, subsisting, and, to the knowledge of the Company, enforceable. The Company Intellectual Property shall be available for use by the Companies immediately after the Closing Date on identical terms and conditions to those under which the Business and the Companies owned or used the Company Intellectual Property immediately prior to the Closing Date.
(vii)Except as set forth in Section 2.3(v)(vii) of the Disclosure Schedule, none of the Companies are under any obligation, whether written or otherwise, to develop any Intellectual Property (including any elements of any Company Software) for any third party (including any customer or end user).
(viii)During the three (3) year period prior to the date of this Agreement, the Companies have not received any demand, claim or notice from any Person, and there is no pending or threatened proceeding against the Companies, in each case, alleging infringement, misappropriation, dilution, or violation of Intellectual Property or any royalty demand letter or cease and desist letter from any other Person with respect to the Companies’ use of any Intellectual Property.
(ix)To the Company’s knowledge, no Person is, and during the three (3) year period prior to the date of this Agreement, no Person has infringed, misappropriated, violated, or diluted any Owned Intellectual Property. The conduct of the Business, including the provision of services and content and the sale or licensing of products does not infringe, misappropriate, dilute or violate, and, during the six (6) year period prior to the date of this Agreement, has not infringed, misappropriated, diluted or violated, the Intellectual Property of any Person.
(x)None of the Companies are party to any settlement, covenant not to sue, consent decree, stipulation, judgment, or order resulting from any proceeding which (A) permits any third party to use any Owned Intellectual Property, (B) restricts the rights of any of the Companies to use any of the Owned Intellectual Property, (C) restricts the business of any of the Companies in order to accommodate any other Person’s Intellectual Property rights, or (D) requires any future payment by the Companies to any Person in connection with any Intellectual Property rights of such other Person ((A) – (D) collectively, the “IP Settlement Agreements”).
(xi)The Companies have taken all actions reasonably necessary to maintain, enforce and protect all Owned Intellectual Property and protect the secrecy, confidentiality and value of their Confidential Information and Trade Secrets. None of the Companies has disclosed or made accessible or has a duty or obligation (whether present, contingent or otherwise) to disclose or make accessible, any confidential Company Intellectual Property (including the source code to any Company Software) to any third party other than pursuant to a valid, written, and, to the knowledge of the Company, enforceable confidentiality agreement, entered into in the ordinary course of business, pursuant to which such third party agrees to protect such Confidential Information, and none of the Companies has knowingly received or otherwise been provided any trade secrets or other Confidential Information of any Person in violation of any obligation of confidentiality.
(xii)The Companies own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the present and anticipated future needs for the operation of the Business. Each of the Companies have taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby, including by implementing and maintaining commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. All such plans and procedures have been proven effective upon testing in all material respects, and in the last twelve (12) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all respects.
(xiii)Each of the Companies is in material compliance with all obligations under any agreement pursuant to which such member of the Companies has obtained the right to use any third party Software, including Open Source Software, and in particular the Companies have purchased a sufficient number of seat licenses for the Business Systems.
(xiv)There are, and for the past three (3) years have been, no material defects, technical concerns or problems (collectively, “Technical Deficiencies”) in any of the Company Software currently offered or under development by the Companies that would prevent the same from performing substantially in accordance with their user specifications, functionality descriptions, and contractual commitments.
(xv)The Business Systems do not contain any, and the Companies have implemented reasonable security measures which are designed to defend against the introduction into the Business Systems of, viruses, Trojan horses, worms, bombs, or backdoors, or other disabling devices, designs, or routines, and, in the past three (3) years, none of the Companies had received any compliant from any third party related to the same.
(xvi)The Companies possess all rights necessary to Process the Company Product Data under the Data Laws and Requirements as currently Processed.
(w)Healthcare Regulatory. The Companies are, and for the prior three (3) years have been, in compliance, in all material respects with all applicable Healthcare Laws. At no time during the prior three (3) years, have the Companies received any notice or communication from any Governmental Authority alleging any material violation or noncompliance or material liability of, the Companies under any Healthcare Law.
(i)Neither the Companies, nor any equity owner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), vendor, agent or other personnel (whether employees or independent contractors) of the Companies is currently or has been, or to the Companies’ knowledge, is threatened to be: (i) debarred, excluded or suspended from participating in any governmental health program or otherwise excluded under any Healthcare Law (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any governmental health program requirement or Law, (iii) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs or (iv) subject to any other debarment, exclusion or sanction list or database.
(ii)The Companies are not and have never been subject to HIPAA as a “business associate” or “covered entity,” as defined in regulations promulgated thereunder, nor have the Companies, or any other person acting on its behalf ever used, disclosed, created, received, maintained, accessed, or transmitted “protected health information” (as defined under HIPAA).
(x)Brokers. Other than with respect to Macquarie Capital (USA) Inc., none of the Companies owes to any Person any broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.
(y)Customers and Suppliers. Section 2.3(y)(i) of the Disclosure Schedule sets forth a complete and accurate list of the twenty (20) largest customers (based an annual recurring revenue) (“Significant Customers”) and the ten (10) largest suppliers (by aggregate cost of products and/or services purchased from such suppliers) (“Significant Suppliers”) of the Companies for the fiscal years ending December 31, 2023 and December 31, 2024. Since January 1, 2023, none of the Companies has received any written notice from any Significant Customer or Significant Supplier stating that such Significant Customer or Significant Supplier intends to cease doing business with such Company, nor has the any of the Companies received written or other notice of any termination or, cancellation of, non-renewal of or intent to materially, by any Significant Customer or Significant Supplier listed or required to be listed on Schedule 2.3(x)(i) of the Disclosure Schedule, its business relationship or terms with the Business and no such termination, cancellation, non-renewal or intent to materially and adversely alter has been threatened in writing or, to the Company’s knowledge, orally, by any such Significant Customer or Significant Supplier whether as a result of the transactions contemplated by this Agreement or any of the other Transaction Documents.
(z)Insurance. All material casualty, general liability, business interruption, product liability, worker’s compensation, environmental, automobile and sprinkler and water damage insurance policies and bond and surety arrangements maintained by the Companies are listed in Section 2.3(z) of the Disclosure Schedule, which list contains the amounts and type of coverage of such policies. Each policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy or accrued. None of the Companies has received any written notice that any such policy will be cancelled or will not be renewed nor has any of the Companies received any notice that cancellation or non-renewal is threatened nor any notice that any material modification of the terms of any such policy of insurance will be or is threatened to be required as a condition of renewal. The Companies have given timely notice to their insurers of all material claims related to the operation of the Companies that may be insured by their insurance policies, and insurance coverage of such claims has not been denied or disputed by any insurer.
(aa)Affiliated Transactions. Except as set forth on Section 2.3(aa)(i) of the Disclosure Schedule, no officer, director, manager, equityholder or Affiliate of any of the Companies or any individual related by blood, marriage or adoption to any officer, director, manager, equityholder or Affiliate of any of the Companies is a party to any Contract (other than employment or incentive equity Contracts), commitment or transaction with any of the Companies or has any interest in any property (including the Leased Real Estate) used by the Companies.
(ab)Data Privacy.
(i)In the past three (3) years, the Companies and the conduct of the Business have materially complied with and, as presently conducted, are in material compliance with, all Data Laws and Requirements, and no Person or Governmental Authority has alleged to the Companies in writing otherwise. Each of the Companies has implemented and maintains, and has at all times maintained, reasonable policies and procedures to comply with its obligation under the Data Laws and Requirements. Each of the Companies maintains, and has at all times maintained, systems and procedures designed to respond to complaints and individual rights requests in connection with such member of the Companies’ Processing of Personal Information, and such member of the Companies has materially complied with all such individual rights requests. None of the Companies engages in the sale, as such term defined by applicable Law, of Personal Information. The transactions contemplated by this Agreement will not violate any Data Laws and Requirements.
(ii)In the past five (5) years, none of the Companies, nor to the Knowledge of the Companies, any third party Processing any Personal Information on behalf of the Companies, has experienced any Security Breach.
(ac)International Trade and Anti-Corruption.
(i)None of the Companies nor any of their respective officers, directors or employees, nor, to the Company’s knowledge, any agent or other third party representative acting on behalf of any of the Companies, (a) is currently, or has been since April 24, 2019: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has at any time (i) made or accepted any unlawful payment of anything of value or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Government Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.
(ii)None of the Companies has received from any Government Authority or any Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Government Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

2.4Representations and Warranties Regarding Sellers. Each Seller represents and warrants to Purchaser, except as set forth in the Disclosure Schedule, on the date of this Agreement and as of the Closing as follows:
(a)Organization, Existence and Good Standing. If an entity, such Seller is duly formed, existing and in good standing under the Laws of its jurisdiction of formation.
(b)Power and Authority.
(i)If an entity, such Seller has full power and authority to execute and deliver this Agreement and the execution and delivery of this Agreement by such Seller, and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its governing body.
(ii)Such Sellers has all requisite authority to enter into and perform this Agreement and the Transaction Documents to which it is a party. The execution, delivery and performance of the Transaction Documents by such Seller (if such Seller is not a natural person), and the consummation by such Seller (if such Seller is not a natural person) of the transactions contemplated in this Agreement have been duly and validly approved by the applicable governing body of such Seller. No other limited partnership, corporate, limited liability company or similar proceedings are necessary on the part of such Seller to authorize the execution, delivery and performance of the Transaction Documents to which such Seller is a party by such Seller and the consummation by such Seller of the transactions contemplated in this Agreement.
(c)Enforceability. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, such Seller’s Transaction Documents will be duly executed and delivered by duly authorized officers of such Seller (if an entity) and will constitute valid and binding obligations of such Seller, enforceable in accordance with their terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.
(d)Consents. Except for any filings required under the Hart-Scott-Rodino Act, no consent, authorization, order or approval of, or filing or registration with, any Government Authority is required for or in connection with the consummation by such Seller of the transactions contemplated hereby.
(e)Conflicts Under Constituent Documents or Laws.
(i)Neither the execution and delivery of the Transaction Documents by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of such Seller’s organizational documents, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Government Authority or of any arbitration award, to which such Seller is a party or by which such Seller is bound.
(ii)Neither the execution and delivery of the Transaction Documents by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, will (A) conflict with, violate, breach or result in a default under any Material Contract, Lease, indenture or other instrument to which such Seller is a party or by which such Seller is bound, (ii) terminate, result in or give rise to a right for the termination of or loss of any benefit under any such Material Contract, Lease, indenture, or instrument, (iii) result in the creation of any Claim upon any of the assets or properties of any of the Companies, (iv) allow the imposition of any fees or penalties or require the offering or making of any payment or redemption; (v) give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under any Contract to which any of the Companies is a party or by which any property or asset of the Companies is bound or affected, or otherwise adversely affect any rights of the Companies; or (vi) constitute an event which, after notice or lapse of time or both, could result in any of the foregoing.
(f)Conflicts Under Contracts. Such Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which performance by such Seller according to the terms of the Transaction Documents will require a consent, approval, or notice or result in a lien on the applicable Seller Units owned by such Seller.
(g)Seller Units. Such Seller owns the number of Seller Units set forth next to such Seller’s name on Schedule 1.1, free and clear of all Claims (other than any restrictions under the Securities Act and state securities Laws and other than Claims arising from any agreement to which Seller is a party and which is being terminated as of the Closing).
2.5Limitation on Warranties. Except as expressly set forth in Sections 2.3 and 2.4 of this Agreement, the Sellers do not make any, and each disclaims all liability and responsibility for any, representation, warranty, covenant, agreement, or statement made or information communicated (orally or in writing) to Purchaser (including any opinion, information, or advice which may have been provided to Purchaser or any of its Affiliates by any equityholder, partner, director, manager, officer, employee, accounting firm, legal counsel, or other agent, consultant, or representative of any Seller), whether written or oral, statutory, express or implied, with respect to the Companies, or any of its or their business, operations, assets, equity interests, liabilities, condition (financial or otherwise) or prospects, and, except as expressly set forth in this Agreement.
Article III
CONDUCT PRIOR TO THE CLOSING
3.1General. The parties have the rights and obligations with respect to the period between the date hereof and the earlier of the Closing Date or the termination of this Agreement in accordance with Article X (the “Pre-Closing Period”), which are set forth in the remainder of this Article III.
3.2Sellers’ Obligations. The following are obligations of the Sellers:
(a)Access. The Sellers shall, and shall cause the Companies to, (i) upon reasonable notice, give to Purchaser and its representatives reasonable access during normal business hours to the Company’s Chief Executive Officer, Chief Financial Officer, the other employees of the Company set forth on Schedule 3.2, properties, books and records of the Companies, (ii) furnish to Purchaser and its representatives such financial, Tax and operating data and other information relating to the Companies in such Person’s possession as Purchaser or its representatives may reasonably request in connection with the transactions contemplated by this Agreement or to the extent relating to the transition of the Business to Purchaser, (iii) reasonably cooperate with the Purchaser’s reasonable integration efforts, and (iv) instruct the employees, counsel and financial advisors of the Sellers and the Companies to reasonably cooperate with Purchaser in connection with clauses (i) and (ii), provided, however, that (x) such access and integration efforts shall not unreasonably interfere with the operations or business of the Companies, (y) nothing herein shall require the Sellers’ Representative, any Seller or the Companies to furnish to Purchaser or provide Purchaser with access to information which legal counsel for the Companies reasonably concludes may give rise to antitrust or competition Law issues or is subject to attorney-client privilege and (z) other than with respect to those employees set forth on Schedule 3.2, Purchaser and its representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Companies in connection with the transactions contemplated hereby or the business of the Companies unless, in each instance, approved in writing in advance by the Company.

(b)Efforts with Respect to Consents. The Sellers and Purchaser shall cooperate with the Companies to use their commercially reasonable efforts to obtain any material consents or approvals to the consummation of the transactions contemplated hereunder or with respect to any contracts, agreements, leases, and Permits and other instruments reasonably requested by Purchaser; provided, however, neither the Sellers nor the Companies shall be required to make any payment to any third party in order to obtain any such consents unless Purchaser agrees to reimburse any such Person for any such payment.
(c)Ordinary Course of Business. The Companies shall use their commercially reasonable efforts to carry on the Business in the usual and ordinary course of business, consistent with past practice, except as expressly contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Companies, whether or not in the usual and ordinary course of business and whether or not consistent with past practice, from (i) paying or prepaying all or any portion of Indebtedness or Transaction Expenses or (ii) paying, transferring or distributing cash to the Sellers; provided that the Companies shall not from the Determination Time through the consummation of the Closing, take any such actions described the preceding clauses (i) and (ii). Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, the Sellers shall not cause or permit any of the Companies to take any action which, if such action were taken after the Interim Financial Statement Date and prior to the date hereof, would have been required to be disclosed pursuant to Section 2.3(l) (other than Section 2.3(l)(iv) or (v)).
(d)Financing Cooperation. Prior to the Closing Date, the Sellers will provide the Payoff Deliverables in accordance with the provisions of Section 5.3(c).
(e)Exclusive Dealing. No Seller shall, and each Seller shall cause the Companies not to, and each Seller shall direct its directors, managers, officers, employees, investment bankers and other representatives not to, (i) solicit, initiate or knowingly encourage or facilitate the initiation of any Acquisition Proposal, (ii) participate in any discussions with any third party regarding, or furnish to any third party any information in connection with, any Acquisition Proposal or any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (iii) enter into any letter of intent, memorandum of understanding or similar document or any contract or agreement contemplating or otherwise relating to any Acquisition Proposal. The Sellers’ Representative and the Company will promptly notify Purchaser in writing of any inquiry, proposal or offer relating to any Acquisition Proposal that is received by any Seller or any of their respective Affiliates or Representatives after the date hereof (including the material terms thereof and the identity of all Persons involved therein unless such disclosure would be prohibited by a confidentiality agreement entered into prior to the date hereof). Purchaser acknowledges that prior to the date of this Agreement, the Sellers and the Companies may have solicited or caused to be solicited indications of interest and proposals with respect to Acquisition Proposals. The Sellers shall, and shall cause their representatives to, immediately cease and cause to be terminated any and all existing activities, communications, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and direct each party who has entered into a non-disclosure agreement concerning the acquisition of the Companies or the Business to, pursuant to the terms of such non-disclosure agreement, destroy the confidential information provided to such party or its representatives under such non-disclosure agreement.
(f)Open Source Software Remediation. The Seller shall, and shall cause the Companies to, use its reasonable best efforts to, prior to the Closing Date, remove from the Company Software each of the Open Source Software components that are set forth in Section 3.2(f) of the Disclosure Schedules.
3.3Purchaser’s Obligations.
(a)Non-Disclosure Agreement. Purchaser agrees to be bound by and comply with the terms and provisions of that certain confidentiality agreement between JAMF Software, LLC and Identity Automation LP dated as of September 23, 2024 (the “Non-Disclosure Agreement”). The

Non-Disclosure Agreement is hereby incorporated into this Agreement by reference and made a part of this Agreement and shall survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Non-Disclosure Agreement, the provisions of the Non-Disclosure Agreement shall control. The provisions of this Section 3.3 shall terminate upon the Closing or, if this Agreement is terminated pursuant to Article X, the date two (2) years after the termination of this Agreement.
3.4Joint Obligations. Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable. The foregoing shall apply with equal force to the Sellers and the Companies, on the one hand, and Purchaser, on the other hand.
3.5Regulatory Filings.
(a)Efforts to Obtain Government Approvals. Each of Purchaser and the Sellers shall use their reasonable best efforts to as promptly as practicable, (i) obtain from any Government Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained or made by Purchaser or the Companies, or to avoid any action or proceeding by any Government Authority, in each case in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including the Hart-Scott-Rodino Act and any other Antitrust Laws, to avoid any action or proceeding by any Governmental Authority related to the transactions contemplated by this Agreement. Purchaser and the Sellers shall promptly furnish to each other all information reasonably necessary for any application or other filing to be made by the other pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Purchaser and the Sellers agree to make any necessary filings under the Hart-Scott-Rodino Act and any other Antitrust Laws no later than ten (10) Business Days after execution of this Agreement, if not already filed, which filings shall include a request for early termination of the applicable waiting period under the Hart-Scott-Rodino Act, provided, however, the failure to file within such ten (10) Business Day period shall not constitute a breach of this Agreement so long as the filing is made as promptly as reasonably practicable thereafter or, if applicable, such other Antitrust Laws. Purchaser shall be responsible for the payment of all filing fees under the Hart-Scott-Rodino Act and any other Antitrust Laws.
(b)Antitrust Cooperation. Each of the parties shall coordinate and cooperate in good faith in exchanging information and supplying assistance that is reasonably requested in connection with this Section 3.5, including (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of oral communications, advising the other of) any communications from or with any Governmental Authority with respect to this Agreement, (ii) providing each other with advanced copies and reasonable opportunity to comment on all notices, filings, submissions, communications and other information supplied to or filed with any Governmental Authority except filings under the Hart-Scott-Rodino Act (including notices, filings, submissions and other information which a Party, acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party) and considering in good faith the views of the other Party, (iii) not participating or engaging in any non-ministerial discussions or meetings with a Governmental Authority regarding the transactions contemplated by this Agreement (whether in person, by telephone, by videoconference or otherwise) without first giving the other Party or its outside counsel a full and reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, participate therein, and (iv) promptly furnishing the other Party’s outside counsel with copies of all filings (except filings under the Hart-Scott-Rodino Act) and communications between it and any such Governmental Authority with respect to the transactions contemplated by this Agreement; provided that such material may be redacted as necessary (w) to redact any information with respect to the valuation of the Companies, (x) to comply with contractual arrangements, (y) to address good faith legal privilege or confidentiality concerns, and (z) to comply with applicable Law. The foregoing obligations in this Section

3.5(b) shall be subject to the Non-Disclosure Agreement and any attorney-client, work product or other privilege.
Article IV
CONDITIONS TO CLOSING
4.1Conditions to the Obligations of the Sellers. The obligations of the Sellers to close the transactions contemplated hereby are subject to the fulfillment of all of the following conditions on or prior to the Closing Date (any or all of which may be waived in whole or in part by the Sellers’ Representative):
(a)Each of the representations and warranties of Purchaser, disregarding all qualifications contained therein relating to materiality, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty to be true and correct as does not have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby;
(b)All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed or complied with in all material respects.
(c)No lawsuit or proceeding shall be pending before any Government Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.
(d)The waiting period under the Hart-Scott-Rodino Act as well as any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.
(e)Purchaser shall have executed and/or delivered (or caused to be executed or delivered) to the Sellers all of the deliveries set forth in Section 5.2.
4.2Conditions to the Obligations of Purchaser. The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date (any or all of which may be waived in whole or in part by Purchaser):
(a)Each of the representations and warranties of the Sellers (other than Fundamental Representations), (in each case other than Section 2.3(l)(v), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except for any failure of any such representation and warranty to be true and correct as does not have, individually or in the aggregate, a Material Adverse Effect;
(b)Each of the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date (except, with respect to Section 2.3(h) (Capitalization) for de minimis inaccuracies) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(c)All obligations of the Companies and the Sellers to be performed hereunder through, and including, the Closing Date (including all obligations which the Companies and the Sellers would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed or complied with in all material respects.

(d)No lawsuit or proceeding shall be pending before any Government Authority on any grounds to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.
(e)The waiting period under the Hart-Scott-Rodino Act shall have expired as well as any agreement with any Governmental Authority not to consummate the transactions contemplated hereby or been terminated.
(f)Since the date hereof, there shall not have occurred any Material Adverse Effect.
(g)The Company and Seller, as the case may be, shall have executed or delivered (or caused to be executed and/or delivered) to Purchaser all of the deliveries set forth in Section 5.3.
(h)Each of the Warrant Cancellation Agreement, the Institutional Restrictive Covenant Agreement and the Individual Restrictive Covenant Agreements shall be in full force and effect and shall have not been amended, modified, waived, rescinded, repudiated or terminated (whether in whole or in part).
Article V
CLOSING
5.1Form of Documents. At the Closing, the parties shall deliver the documents and perform the acts which are set forth in this Article V. All documents which the Company or the Sellers shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Sellers’ counsel.
5.2Purchaser’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, Purchaser shall execute and/or deliver (or cause to be executed or delivered) to the Sellers all of the following:
(a)the Closing Estimate Payment and other Purchaser payments paid in accordance with Section 1.4(b);
(b)a certified copy of Purchaser’s certificate of formation issued by the Secretary of State of Purchaser’s jurisdiction of formation;
(c)a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Purchaser’s jurisdiction of formation;
(d)a certificate executed by the secretary of Purchaser certifying as true and correct the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser;
(e)the Escrow Agreement;
(f)the Paying Agent Agreement; and
(g)a closing certificate executed by a duly authorized officer of Purchaser, on behalf of Purchaser, to the effect that the conditions to Closing set forth in Sections 4.1(a) – (b) have been satisfied.
5.3The Company’s and Sellers’ Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, the Company or Sellers, as the case may be, shall execute and/or deliver (or cause to be executed or delivered) to Purchaser all of the following:
(a)A valid membership interest transfer power with respect to the Seller Units, duly executed in blank, in proper form for transfer;

(b)the Tail Policy;
(c)no less than three (3) Business Days prior to the Closing, (i) payoff and release letters (the “Payoff Letters”), which shall be in a form reasonably acceptable to the Purchaser, from the holders of the Indebtedness set forth on Section 5.3(c) of the Disclosure Schedule that (A) reflect the amounts required in order to pay in full all such Indebtedness outstanding as of the Closing and (B) provide that, upon payment in full of the amounts indicated, all liens, guarantees and security interests with respect to such repaid Indebtedness shall be immediately, automatically and irrevocably released and terminated and of no further force and effect, and that Purchaser or any of its Affiliates are authorized to file such documents and instruments as are necessary or desirable to evidence such release, and (ii) other customary documents and deliverables, in the form and substance reasonably acceptable to the Purchaser, to release and terminate all guarantees, liens and security interests, if any, in connection with the applicable repaid Indebtedness, including but not limited to, any UCC-3 termination statements, along with applicable releases for Intellectual Property in a form reasonably acceptable to Purchaser (collectively, the deliverables in clause (B) together with the Payoff Letters, the “Payoff Deliverables”);
(d)certified copies of the Company’s certificate of formation, issued by the secretary of state of the State of Delaware;
(e)the written resignations effective as of the Closing Date of the managers of the Companies and such officers of the Companies as are requested by Purchaser to resign;
(f)certificates of good standing of the Company issued not earlier than ten (10) days prior to the Closing Date by the secretaries of state of each state in which the Company is either formed or qualified to do business as a foreign limited liability company;
(g)a certificate of the secretary of the Company certifying as true and correct the limited liability company agreement of the Company attached thereto;
(h)a properly completed and duly executed IRS Form W-8 or W-9 from each Seller and the Warrantholder;
(i)a properly completed certificate under Treasury Regulation Section 1.1445-11T certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897 of the Code, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;
(j)evidence of the termination of the agreements set forth on Section 5.3(i) of the Disclosure Schedule and, with respect to item 5 of Section 5.3(i) of the Disclosure Schedule, the Macquarie Engagement Letter Termination Agreement;
(k)the Escrow Agreement; and
(l)a closing certificate duly executed by an officer of the Company, to the effect that the conditions to Closing set forth in Sections 4.2(a) – (c) applicable to the Company have been satisfied.
Article VI
POST-CLOSING AGREEMENTS
6.1Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

6.2Inspection of Records. At the Closing Date, the Sellers’ Representative shall deliver to Purchaser all of the corporate, limited partnership or limited liability company (as applicable) records of the Companies, other than any such records currently maintained at the Companies’ offices. Purchaser shall preserve such records for a period of seven (7) years from the Closing Date, or for such longer period as is required by any applicable Law. Purchaser and the Companies shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the Sellers’ Representative, or by its representatives, consultants or advisors, for reasonable business purposes at all reasonable times during normal business hours for a seven (7)-year period after the Closing Date with respect to all transactions of the Companies occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Companies. As used in this Section 6.2, the right of inspection includes the right to make extracts or copies.
6.3Release.
(a)As of the Closing, each Seller hereby forever fully and irrevocably releases and discharges each Purchaser Related Party from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to the Companies or such Seller’s respective ownership of equity in the Companies, which such Seller can, shall or may have against the Purchaser Related Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters existing on or prior to the Closing, whether known or unknown (collectively, the “Seller Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Purchaser Related Party based upon any Seller Released Claim. Notwithstanding the preceding sentence of this Section 6.3, “Seller Released Claims” does not include, and the provisions of this Section 6.3 shall not release or otherwise diminish, (a) the obligations of Purchaser or the Companies expressly set forth in any provision of this Agreement, the other documents delivered pursuant to this Agreement or the other agreements referred to herein, (b) the obligations of the Companies to indemnify, defend and hold harmless its directors, managers, members, shareholders, partners, officers and employees under applicable Law or (c) the obligations of any insurer under any insurance policy.
(b)As of the Closing, Purchaser and the Companies hereby forever fully and irrevocably release and discharge each Seller Related Party from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) arising out of or related to their ownership of equity securities the Companies, which Purchaser or the Companies can, shall or may have against the Seller Related Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters existing on or prior to the Closing, whether known or unknown (collectively, the “Purchaser Released Claims”), and hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Seller Related Party based upon any Purchaser Released Claim. Notwithstanding the preceding sentence of this Section 6.3(b), “Purchaser Released Claims” does not include, and the provisions of this Section 6.3(b) shall not release or otherwise diminish, (a) the obligations under this Agreement, the Transaction Documents or any other documents delivered pursuant to this Agreement or the other agreements referred to herein, (b) any claims against any current or former employee or independent contractor in his or her capacity as such, including pursuant to any employment or consulting agreement between such Person and (c) the obligations of any insurer under any insurance policy.
6.4Indemnification of Officers and Directors.

(a)For six (6) years after the Closing Date, the Companies shall not, and Purchaser shall cause the Companies not to, amend, repeal or modify any provision now existing in the organizational documents of the Companies relating to the exculpation or indemnification in favor of any current or former officers, directors or managers of the Companies in a manner that would adversely affect the rights thereunder of such officers, directors and managers (unless required by Law), it being the intent of the parties that the officers, directors and managers of the Companies shall continue to be entitled to such exculpation and indemnification to the full extent of the Law. Notwithstanding anything to the contrary in this Agreement, no person will be entitled to indemnification, advancement of expenses or exculpation to the extent any losses, damages, costs, liabilities, obligations or expenses suffered or incurred by such person relates to any matter that constitutes Fraud.
(b)At the Closing, the Company shall purchase a “tail” policy under the Companies’ existing directors and officer’s liability insurance policy with respect to matters existing or occurring at or prior to the Closing Date that provides coverage no less favorable in scope and amount to the coverage provided by such policies at such time (the “Tail Policy”). For six (6) years after the Closing Date, Purchaser shall cause the Companies to (i) maintain the Tail Policy in full force and effect, (ii) not amend or otherwise modify the Tail Policy or take any action that would result in the cancellation, termination, amendment or modification of the Tail Policy and (iii) continue to honor its obligations under the Tail Policy.
6.5Confidentiality.
(a)“Confidential Information” means, subject to Section 6.5(b), all of the Companies’ data, materials and information, in any form and whether or not marked “confidential,” and including information that may be protected under all applicable Laws concerning trade secrets or that is proprietary information, including but not limited to all documents marked “confidential,” all trade secrets (as defined under applicable Law), customer lists, pricing policies, operational methods, technical processes, formulae, inventions, product designs, research projects, internal financial data, business plans, marketing plans, and other similar information or data of the Companies and their respective Affiliates.
(b)Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement or any other contractual, fiduciary or other legal obligation owed to the Companies, by the Sellers or any of their representatives or any other Person, (ii) is or becomes available to any Seller on a non-confidential basis from a source not known by such Seller to be bound by an obligation or duty of confidentiality, or (iii) is independently developed by a Seller or its representatives after the consummation of the Closing without use of any of the Confidential Information.
(c)From and after the Closing Date, subject to Section 6.5(d), each Seller shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any Confidential Information. Notwithstanding the restrictions set forth in this Section 6.5(c), Spotlight Equity Partners, LLC and its Affiliates shall be permitted to communicate any Confidential Information to its investors and prospective investors for informational purposes only in furtherance of dissemination of prior or future investment objectives, strategies and outcomes; provided, however, that such recipient parties shall be bound by customary non-disclosure agreements pertaining to such information.
(d)If any Seller is required by interrogatories, requests for information or documents, subpoenas or similar processes to disclose any Confidential Information, such Seller shall provide Purchaser with prompt prior written notice of such request or requirement so that Purchaser may seek an appropriate protective order (and if Purchaser seeks such an order, such Seller will, and will cause its representatives to, provide such cooperation, at Purchaser’s expense, as such Purchaser shall reasonably request). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or its representative(s) is, on the advice of counsel, compelled to disclose Confidential Information or else stand liable for contempt, such Seller or such representative(s), as the case may be: (i) may, and will cause each of its representatives to, disclose only that portion of the Confidential Information that such Seller or such representative is legally compelled to disclose; and (ii) shall, and shall cause each of its representatives to, at the request of Purchaser, use its commercially reasonable efforts, at Purchaser’s expense, to obtain assurance that confidential treatment will be accorded such Confidential Information.
6.6Remedies. The Sellers acknowledge that remedies at Law may be inadequate to protect Purchaser against any actual or threatened breach of Section 6.5 by a Seller. Without limiting any other rights or remedies available to Purchaser, Purchaser will be entitled to seek equitable relief from such Seller’s actual or threatened violation of Section 6.5, including but not limited to specific performance and temporary or permanent injunctive relief. To obtain any such equitable relief, Purchaser need not post a bond or other security or prove actual damages.
6.7Further Assurances. The parties shall acknowledge, deliver and execute, or cause to be acknowledged, delivered or executed, such further documents, and perform such further acts, as may be necessary to comply with the terms of this Agreement and consummate the transactions contemplated hereby.
Article VII
EMPLOYEE MATTERS
7.1Continuation of Employment. During the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date (or if earlier, with respect to any individual employee, such employee’s date of termination of employment), Purchaser shall or shall cause one of its subsidiaries to provide each employee of the Companies who is employed by the Companies immediately prior to the Closing Date (each, a “Continuing Employee”) with (A) a base salary and short-term annual cash incentive opportunities that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date and (B) other employee benefits (excluding any equity or equity-based compensation, long-term incentive, nonqualified deferred compensation, retention, change in control, transaction bonus, one-time bonus, defined benefit pension and post-employment or retiree health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to either, in Purchaser’s discretion, (i) those provided to such Continuing Employees immediately prior to the Closing Date under the Company Benefit Plans that are listed on Section 2.3(o) of the Disclosure Schedule, (ii) those provided to similarly situated employees of Purchaser or any of its subsidiaries or (iii) some combination of (i) and (ii), in each case, excluding the Excluded Benefits. In addition, Purchaser shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of a Continuing Employee on or after the Closing Date. Purchaser shall be responsible for maintaining the group health plan continuation coverages pursuant to Section 4980B of the Code and ERISA Sections 601 through 609 for all Continuing Employees and their spouses and dependents whose qualifying event occurs prior to, on or after the Closing Date.
7.2Continuation of Employee Benefits. Purchaser agrees to give each Continuing Employee service credit for all periods of employment with the Companies prior to the Closing Date for purposes of eligibility to participate, vesting and future vacation accrual under any welfare or other employee benefit plans adopted or maintained by Purchaser, its subsidiaries or any of the Companies in which such Continuing Employee participates after the Closing Date to the same extent and for the same purposes as such service was credited under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date; provided, however, that the foregoing shall not apply for any purpose under any Excluded Benefit or to the extent that it would result in a duplication of benefits, compensation or coverage for the same period of service. For the plan year in which the Closing Date occurs, Purchaser agrees to use commercially reasonable efforts to (i) waive any limitations regarding preexisting conditions under the group health plans of Purchaser or Purchaser’s subsidiaries for each Continuing Employee to the same extent waived under the corresponding Company Benefit Plan that is a group health plan in which such Continuing Employee participated immediately prior to the Closing Date and (ii) give full credit for any co-payments and deductibles paid by each Continuing Employee for the plan year that includes Closing Date under the Company Benefit Plans that are group health plans for purposes of satisfying the corresponding co-payments and deductibles under the group health plans of Purchaser or Purchaser’s subsidiaries.

7.3Company 401(k) Plan. If requested by Purchaser no later than five (5) Business Days prior to the Closing Date, Sellers shall cause the Companies to adopt board resolutions, any necessary plan amendments, and provide any notices to the plan administrator and/or participants which must be provided prior to the Closing Date to cease contributions to, 100% vest all account balances under, and complete a spin-off and termination of the applicable Company’s portion of the TriNet 401(k) Plan effective no later than one day prior to the Closing Date. Sellers shall provide Purchaser with draft copies of all related documentation (including, as applicable, any relevant board resolutions, plan amendments, notices to the plan administrator and/or participants) evidencing the spin-off of the TriNet 401(k) Plan into a stand-alone, single employer plan maintained by one of the Companies and termination of such plan prior to the execution of such documents for Purchaser’s review and comment, and shall provide duly executed copies of such documents Purchaser at least one day prior to the Closing Date. To the extent that the Company’s portion of the TriNet 401(k) Plan is terminated pursuant to this Section 7.3 hereof, Purchaser shall establish or make available to Continuing Employees a replacement 401(k) plan effective as of as soon as administratively practicable following the Closing Date and shall cause such plan to accept rollovers of account balances of Continuing Employees from the Company’s portion of the TriNet 401(k) Plan, at the Continuing Employee’s election.
7.4No Rights Provided to Third Party Beneficiaries; No Plan Amendment. Nothing contained in this Article VII or elsewhere in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Article VII or elsewhere in this Agreement, express or implied, shall (i) constitute an amendment, establishment or modification of any Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or (ii) limit the ability of Purchaser or any of its Affiliates from amending, modifying or terminating any Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement.
7.5Plant Closings and Mass Layoffs. The Sellers shall not, and shall cause the Companies not to, take any action prior to the Closing that results in WARN Act liability to Purchaser. Purchaser shall not, and shall cause the Companies not to, take any action for ninety (90) days following the Closing that results in WARN Act liability to the Sellers.
7.6Purchaser RSUs. Purchaser shall provide certain Continuing Employees as selected by Purchaser and mutually agreed with the Chief Executive Officer of the Company with awards of Parent RSUs having an aggregate grant date fair market value equal to at least $10,000,000.00. Each Continuing Employee who receives an award of Parent RSUs shall enter into a restricted stock unit agreement (“RSU Agreement”) that shall provide for vesting over a four (4)-year period following the date of grant and shall otherwise have terms and conditions consistent with Parent’s standard form of RSU Agreement.
7.7Section 280G. Prior to Closing, to Closing, the Company shall use reasonable best efforts to obtain from each individual who is, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), a written waiver of his or her right to any “parachute payment” (as defined in Section 280G(b)(2) of the Code) (a “Waived Benefit”) solely to the extent required such that all payments or benefits due to such disqualified individual that are contingent on the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) shall not be deemed to be an “excess parachute payment” (within the meaning of Section 280G(b) of the Code). Prior to Closing and in accordance with Section 280G(b)(5)(B) of the Code, the Company will, with respect to each disqualified individual who agrees to the waiver described in the preceding sentence, submit to a stockholder vote the right of any such disqualified individual to receive the Waived Benefit. No later than five (5) days prior to Closing, the Company shall have provided to Purchaser drafts of such waivers and such stockholder approval materials (including parachute payment calculations) to Purchaser for its review and comment (which comments shall be incorporated by the Company in good faith). To the extent that any contract, agreement, or plan is entered into by the Purchaser (or at the direction of the Purchaser) and a disqualified individual (whether before or after the Closing) (the “Purchaser Arrangements”), the Company shall include such Purchaser Arrangements in the parachute payment calculations so long as Purchaser has provided such Purchaser Arrangements to the Company or its advisors within a reasonable period of time prior to Closing. Prior to the Closing Date, the Company shall deliver to Purchaser evidence reasonably acceptable to Purchaser that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section 7.7 and that either (i) the requisite number of votes of the outstanding stock of the Company was obtained with respect to the Waived Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived Benefits shall not be made or provided.
Article VIII
TAX MATTERS
8.1Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (a) the amount of any Income Taxes or Taxes based on income, receipts or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Companies holds a beneficial interest shall be deemed to terminate at such time), and (b) in the case of any other Taxes, such Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period.
8.2Responsibility for Filing Tax Returns.
(a)Purchaser shall prepare and file or cause to be prepared and filed all Tax Returns for the Companies (other than Flow-Through Tax Returns for taxable periods ending on or before the Closing Date) that are required to be filed after the Closing Date. Except as otherwise provided in Section 1.8, any Flow-Through Tax Returns for any Straddle Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Companies. Purchaser shall provide the Sellers’ Representative with completed drafts of such Flow-Through Tax Returns for the Sellers’ Representative’s review and comment at least fifteen (15) days prior to the due date for filing thereof, and shall make such revisions to such Flow-Through Tax Returns as are reasonably requested by the Sellers’ Representative.
(b)The Sellers’ Representative shall prepare and file or cause to be prepared and filed all Flow-Through Tax Returns for the Companies for taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date. Except as otherwise provided in Section 1.8, such Tax Return described in the preceding sentence shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Companies, as applicable. The Sellers’ Representative shall provide Purchaser with completed drafts of such Flow-Through Tax Returns for Purchaser’s review and comment at least fifteen (15) days prior to the due date for filing thereof, and shall make such revisions to such Flow-Through Tax Returns as are reasonably requested by Purchaser.
(c)For purposes of preparing any Flow-Through Tax Returns for the Straddle Period, the parties hereto agree to use the “interim closing method” and calendar day convention under Section 706 of the Code and the Treasury Regulations thereunder to allocate income, gain, loss, deduction or any other items of the Companies between the Sellers and Purchaser for such period.
(d)For purposes of this Article VIII, all Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period.
8.3Amendments, Elections, etc. Without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not (a) file any Flow-Through Tax Return (other than as contemplated by Section 8.2(a)) or amended Flow-Through Tax Return or make any voluntary disclosures to or enter into a similar agreement with any taxing authority related to Flow-Through Taxes of the Companies with respect to any Pre-Closing Tax Period or Straddle Period, (b) except as otherwise provided in Section 8.4, make, change or revoke any election related to Flow-Through Taxes of the Companies that has retroactive effect to any Pre-Closing Tax Period, or (c) take any action on the Closing Date after the Closing with respect to the Companies other than in the ordinary course of business or contemplated by this Agreement.

8.4Partnership Audit Rules. Unless otherwise agreed to in writing by Purchaser, notwithstanding anything else to the contrary, with respect to any Pre-Closing Tax Period of the Companies thereof to which the Partnership Audit Rules apply, the Company shall make (or cause to be made) a timely and valid “push out” election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and applicable state or local income Tax Law) with respect to any “imputed underpayment” (as defined in the Partnership Tax Audit Rules). Purchaser shall notify the Sellers’ Representative within thirty (30) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to any Flow-Through Returns of the Companies for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) (a “Tax Contest”). Purchaser shall control, or cause the Company, as applicable, to control the conduct of any Tax Contest; provided, that if a Tax Contest relates solely to one or more taxable periods ending on or prior to the Closing Date, the Sellers’ Representative shall have the right to assume control of such Tax Contest; provided, further, that (i) Purchaser, at its cost and expense, shall have the right to participate in any such Tax Contest and (ii) the Sellers’ Representative shall not settle any such Tax Contest without Purchaser’s written consent, not to be unreasonably withheld, conditioned or delayed. If the Sellers’ Representative does not elect to control such Tax Contest, or for any other Tax Contest that relates to a Pre-Closing Tax Period for which the Sellers may be liable for the Taxes thereunder, Purchaser shall control such Tax Contest; provided, that (A) the Sellers’ Representative, at the Sellers’ cost and expense, shall have the right to participate in any such Tax Contest and (B) Purchaser shall not settle any such Tax Contest without the Sellers’ Representative’s written consent, not to be unreasonably withheld, conditioned or delayed.
8.5Cooperation. The Sellers and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Companies, including maintaining and making available to each other on a mutually convenient basis all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Pre-Closing Tax Periods and Straddle Periods. Purchaser shall, and shall cause each of its Affiliates (including each Company) to, (i) properly retain and maintain such records until the expiration of the statute of limitations applicable to such taxable periods and (ii) allow the Sellers, their Affiliates and the Sellers’ and their Affiliates’ respective representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as the Sellers may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the Sellers.
8.6Tax Sharing Agreements. All Tax allocation, Tax indemnity or Tax sharing agreements to which any of the Companies are a party to or bound, and all powers of attorney with respect to Taxes relating to any of the Companies, have been terminated and, after the Closing, none of the Companies will be bound thereby or have any liability thereunder.
Article IX
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; R&W INSURANCE POLICY SUBROGATION
9.1Non-Survival of Representations, Warranties and Covenants. The parties hereto, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements of the Sellers in this Agreement, in any other Transaction Document or in any instrument delivered hereby or thereby shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect hereto and thereto shall terminate at the Closing; provided, however, that for the avoidance of doubt, nothing in this Section 9.1 shall impair a party’s rights under Sections 10.3 and 10.4 in the event this Agreement has been validly terminated. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement or in any other Transaction Document to the contrary shall limit the survival of any covenant of Purchaser or any Seller which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenant shall survive the Closing to the extent so required in accordance with its terms. Nothing in this Section 9.1 shall limit or prohibit the rights or ability of Purchaser to pursue recoveries under the R&W Insurance Policy or in the case of Fraud, subject to the limitations contained in this Article IX (it being specifically acknowledged by each Seller that the representations and warranties set forth in this Agreement were a material inducement to Purchaser to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby and that Purchaser has reasonably and justifiably relied on, and is relying on, such representations and warranties in this Agreement). Purchaser (on behalf of itself and each other Purchaser Related Party) agrees that, from and after the Closing, under no circumstances will the Seller Related Parties have any liability or responsibility to Purchaser Related Parties for any Damages or other liabilities to the extent relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement in this Agreement (other than any covenants or agreements that contemplate performance, in whole or in part, at or after the Closing), in any other Transaction Document or in any instrument delivered hereby or thereby, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any representation or warranty or any covenant or agreement in this Agreement (other than any covenants or agreements that contemplate performance, in whole or in part, at or after the Closing) in any other Transaction Document or in any instrument delivered hereby or thereby, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, except for any Fraud in making the representations and warranties in Sections 2.3 and 2.4.
9.2Insurance Policies; Exclusive Remedy; Limitations.
(a)The parties acknowledge and agree Purchaser is acquiring the R&W Insurance Policy in connection with the consummation of the transactions contemplated this Agreement.
(b)Without limiting Section 9.2(a), Purchaser agrees (on behalf of itself and each of its respective Affiliates (which, after the Closing, shall include the Companies)) that the absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect any Seller Related Party’s liability under this Agreement.
(c)The aggregate liability of any Seller for Damages with respect to any claims arising out of this Agreement, any other Transaction Document or in connection with the transactions contemplated hereby or thereby shall not exceed the proceeds paid to such Seller pursuant to Section 1.4; provided, however, that the limitation provided in this Section 9.2(c) shall not apply in the event of Fraud by such Seller. Any amount paid by the insurer under the R&W Insurance Policy shall be deemed to have been paid by the Sellers in accordance with their Post-Closing Pro Rata Percentage to Purchaser (regardless of which loss payee is actually paid under the R&W Insurance Policy) and such deemed payment shall be taken into account when determining such Seller’s liability hereunder.
9.3No Litigation. Except in the case of Fraud, from and after the Closing, no litigation will be brought, encouraged, supported or maintained by, or on behalf of, Purchaser or the Companies and their respective Affiliates against any Seller or any Seller Related Party, and no recourse will be sought or granted against any Seller or any Seller Related Party, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations and warranties of the Companies or Sellers set forth or contained in this Agreement, any Transaction Document or any certificate, instrument, agreement or other document delivered hereunder or thereunder, the subject matter of this Agreement or any other Transaction Document. Except in the case of Fraud, Purchaser acknowledges and agrees that Purchaser and its Affiliates may not avoid any limitations on liability hereunder by (a) seeking damages for breach of contract, tort, or pursuant to any other theory of liability, all of which are hereby waived or (b) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenant or agreements contained in this Agreement.
9.4Purchaser’s Indemnification Covenants. Purchaser shall indemnify, save and keep the Sellers and their successors and assigns (the “Seller Indemnitees”) harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of (a) any inaccuracy in or breach of any representation and warranty made by any Purchaser to the Sellers herein or in any other Transaction Document or (b) any breach by any Purchaser of, or failure by any Purchaser to comply with, any of the covenants or obligations under this Agreement or in any other Transaction Document to be performed by such Purchaser (including obligations under this Article IX).
Article X
EFFECT OF TERMINATION/PROCEEDING
10.1General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article X.
10.2Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Purchaser and the Sellers’ Representative; or
(b)by the Sellers’ Representative if there has been a material breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of any Seller set forth in Section 4.1 but only if (i) the Sellers’ Representative has delivered to Purchaser written notice stating the Sellers’ Representative’s intention to terminate this Agreement pursuant to this Section 10.2(b) (and describing the reasonable basis therefor) and (ii) such violation or breach by Purchaser has not been cured within ten (10) Business Days after Purchaser receives such notice or such breach has otherwise been waived by the Sellers’ Representative; provided, however, that the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.2(b) if there has been a material violation or material breach by the Sellers’ Representative of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Purchaser set forth in Section 4.2; or
(c)by Purchaser if there has been a material breach of any representation, warranty, covenant or agreement made by a Seller in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Purchaser set forth in Section 4.2, but only if (i) Purchaser has delivered to such Seller written notice stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.2(c) (and describing the reasonable basis therefor) and (ii) such violation or breach by such Seller has not been cured within ten (10) Business Days after the Sellers’ Representative receives such notice or such breach has otherwise been waived by Purchaser; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.2(c) if there has been a material violation or material breach by Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Sellers’ Representative set forth in Section 4.1;
(d)by either Purchaser or the Sellers’ Representative if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order or injunction permanently prohibiting the transactions contemplated by this Agreement; or
(e)by prompt notice given in accordance with Section 11.2, by either Purchaser or the Sellers’ Representative if the Closing shall not have occurred at or before 11:59 p.m., Eastern Time, on May 30, 2025 (the “End Date”); provided, that the right to terminate this Agreement under this Section 10.2(e) shall not be available to any party whose breach of this Agreement, willful conduct or failure to act has been the cause of or substantially contributed to the failure of the Closing to occur on or prior to the aforesaid date.
10.3Certain Effects of Termination. In the event of the termination of this Agreement by either the Sellers’ Representative or Purchaser as provided in Section 10.2:
(a)each party, if so requested by the other party, will return or destroy promptly every document furnished to it by the other party (or any subsidiaries, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and
(b)the Non-Disclosure Agreement shall remain in effect.
(c)This Section 10.3 and Article XI shall survive any termination of this Agreement.
10.4Remedies. If any party validly terminates this Agreement pursuant to Section 10.2 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party except that this Section 10.4, Section 10.3, Article XI and the Non-Disclosure Agreement shall survive the termination of this Agreement as applicable and in accordance with their terms; provided, however, that the termination of this Agreement shall in no way limit any claim by a party that another party knowingly and willingly breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement or any claim based on Fraud, nor shall such termination limit the right of such non-breaching party to seek specific performance and all other remedies available at law or equity.
Article XI
MISCELLANEOUS
11.1Publicity. Following the Closing, press releases and other publicity or disclosure concerning this Agreement, the Transaction Documents or the transactions contemplated hereby shall be made only with the prior agreement of the Sellers’ Representative and Purchaser (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity or disclosure). No such press releases or other publicity or disclosure shall, directly or indirectly, state the amount of the Purchase Price or other economic terms of this Agreement. Notwithstanding the foregoing, (a) Spotlight Equity Partners, LLC and its Affiliates shall have the right to communicate with their investors and prospective investors in connection with their normal fundraising, marketing or reporting activities, including providing information regarding the Purchase Price, proceeds received, their respective internal rates of return, return on capital and other terms and information provided in the ordinary course of business in connection with activities and (b)(i) Purchaser and its Affiliates shall have the right to make any public disclosure they believe in good faith, based upon the advice of legal counsel, is required by Law, regulation or stock exchange rule (in which case the disclosing party shall advise the other party and the other party shall, if practicable, have the right to review and reasonably comment on such press release or announcement prior to the its publication), (ii) Purchaser and its Affiliates shall have the right to answer questions from analysts and investors of Purchaser and its Affiliates related to the transaction contemplated hereby, (iii) Purchaser and its Affiliates shall have the right to make disclosures relating to the subject matter of this Agreement to the extent required to be made in connection with an offering of securities or other financing transaction by Purchaser or its Affiliates and (iv) no such prior agreement shall be required in connection with any press release, public announcement or other public communication, including communications to employees, customers, suppliers and consultants, by a party or any Affiliate of a party if the contents of such press release, public announcement or other public communication that relate to the transaction contemplated by this Agreement are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement.
11.2Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or email, by nationally recognized next day delivery service, or by United States mail. Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile or email, or by nationally recognized next day delivery service shall be deemed given on the day receipt is acknowledged; provided, however, that a notice delivered by facsimile or email shall only be effective if such notice is also delivered by hand, by nationally recognized next day delivery service or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile or email. All notices shall be addressed as follows:
If to any Seller or the Sellers’ Representative:
c/o Spotlight Equity Partners, LLC
1968 S. Coast Hwy #5300
Laguna Beach CA 92651
Attention: Jeremy Burr, Philip Hall and Suken Shah
Email: jburr@spotlightequity.com, phall@spotlightequity.com and sshah@spotlightequity.com with a copy to (which shall not constitute notice):
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, Illinois 60606
Attention: Laurence R. Bronska; Christopher Stacker
Fax: (312) 984-7700
Email: lbronska@mwe.com; cstacker@mwe.com
If to Purchaser:
JAMF Holdings, Inc
100 Washington Ave. S., Suite 1100
Minneapolis, MN 55401
Attention: Jeff Lendino, Chief Legal Officer
Email: jeff.lendino@jamf.com

with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
401 Congress Avenue
Austin, TX 78701
Attention: Marc D. Browning, P.C.; Brendan W. Caldon, P.C.
Email: mbrowning@kirkland.com; brendan.caldon@kirkland.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.2.
11.3Disclosure Generally. Each disclosure in the Disclosure Schedule shall be deemed to qualify all relevant representations and warranties of to which the relevance of such disclosure is readily apparent on its face as described therein. The inclusion of any information in any section of the Disclosure Schedule or schedule hereto shall not be deemed to be an admission or acknowledgment by the Companies or any Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Companies.
11.4Specific Performance. Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser, the Companies and the Sellers would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives (a) any defense that a remedy at Law would be adequate in any action for specific performance or injunctive relief hereunder and (b) any requirement for the posting of a bond or other security as a condition to such relief.
11.5Expenses; Transfer Taxes. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses. Notwithstanding the foregoing, (a) Purchaser shall pay and/or be responsible for (i) all filing fees under the Hart-Scott-Rodino Act and any other Antitrust Laws, (ii) all of the fees and expenses incurred by Purchaser and its Affiliates to procure the R&W Insurance Policy and (iii) 100% of the costs and expenses of the Tail Policy and the Paying Agent, and (b) Sellers, on the one hand, and Purchaser, on the other hand, shall each bear 50% of the costs and expenses of the Escrow Agent. Notwithstanding anything herein to the contrary, the cost of all sales, use, stamp, documentary, stock transfer, excise and transfer Taxes which may be payable in connection with the transactions contemplated hereby shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers.
11.6Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. Each exhibit, schedule and the Disclosure Schedule shall be considered incorporated into this Agreement. The parties hereto agree that prior drafts of this Agreement, the Transaction Documents and other agreements or instruments entered into in connection with this Agreement relating to the transactions contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.
11.7Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. No other course of dealing between or among any of the parties hereto or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.
11.8Counterparts. This Agreement may be executed in multiple counterparts and by facsimile or other electronic means of delivery (including electronically transmitted portable document format (.pdf) signature pages), each of which shall be deemed to be an original, and all such counterparts shall together constitute but one instrument.
11.9Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.
11.10Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the state of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.11Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Sellers, the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.
11.12Assignability. This Agreement shall not be assignable by any Seller without the prior written consent of the other parties hereto, or by Purchaser without the prior written consent of the Sellers; provided that Purchaser may assign its rights and obligations under this Agreement in whole or in part, (a) to one or more of its Affiliates (including, for the avoidance of doubt, any Affiliate organized subsequent to the date hereof) so long as Purchaser remains liable in connection therewith, (b) for collateral security purposes, to the lenders who are financing the transactions contemplated by this Agreement, and any lender providing any extension, renewal, replacement, refinancing or refunding thereof in whole or in part.
11.13Rule of Construction. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.
11.14Waiver of Trial by Jury. Each of the parties waives the right to a jury trial in connection with any lawsuit, action or proceeding seeking enforcement of such party’s rights under this Agreement.
11.15Consent to Jurisdiction. Each of the Sellers, Sellers’ Representative and Purchaser agrees, and irrevocably submits, to the exclusive in personam jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines or is otherwise unable to accept jurisdiction over a particular matter, then any Federal court within the State of Delaware, and, if any Federal court within the State of Delaware declines or is otherwise unable to accept jurisdiction over a particular matter, then any state court within the State of Delaware), with respect to any claim or cause of action arising under or relating to this Agreement and for the enforcement of any award issued thereunder, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address as set forth in Section 11.2, and service so made shall be deemed to be completed when received. The Sellers and Purchaser each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the Sellers or Purchaser to serve legal process in any other manner permitted by Law.
11.16Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by Purchaser and each Seller.
11.17Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computations to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP.
11.18References. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.
11.19Other Construction Rules. All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires. Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty. All references to dollars or ‘$’ herein shall refer to U.S. dollars.
11.20Waiver of Conflicts; Privilege. Each of the parties hereby agrees, on its own behalf and on behalf of its Affiliates, that, following the Closing, McDermott Will & Emery LLP may serve as counsel to the Sellers and their Affiliates (collectively, the “Selling Group”) in connection with any matters related to this Agreement, the negotiation, execution or performance of this Agreement or the transaction contemplated hereunder, including any litigation, claim or dispute arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereunder, notwithstanding any representation of the Companies by McDermott Will & Emery LLP prior to the Closing. Purchaser, on its own behalf and on behalf of its Affiliates (including the Companies from and after the Closing), hereby irrevocably: (a) waives any claim any of them have or may have that McDermott Will & Emery LLP has or will have a conflict of interest or is or will be otherwise prohibited from engaging in such representation, and (b) agrees that, in the event that any dispute (including litigation) arises after the Closing between Purchaser or its Affiliates (including the Companies) on the one hand, and any member of the Selling Group or any of its Affiliates, on the other hand, McDermott Will & Emery LLP may represent any or all of the members of the Selling Group or any of their Affiliates in such dispute, even though the interests of such Person(s) may be directly adverse to Purchaser or its Affiliates (including the Companies) and even though McDermott Will & Emery LLP may have represented the Companies in a matter substantially related to such dispute. Purchaser, on its own behalf and on behalf of its Affiliates (including the Companies from and after the Closing), also further covenants and agrees that, as to all communications between McDermott Will & Emery LLP and any of the Companies, any member of the Selling Group or any of their respective Affiliates that relate in any way to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereunder, the attorney-client privilege and the expectation of client confidence belongs and shall belong to the Selling Group and shall be controlled by the Sellers and will not pass to or be claimed by Purchaser or its Affiliates (including the Companies from and after the Closing), and none of Purchaser or any of its Affiliates (including the Companies from and after the Closing) will access any such communications or use them in any way. In addition, from and after the Closing, all of the client files and records of or in the possession of McDermott Will & Emery LLP related to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereunder will continue to be property of the Selling Group and controlled by the Sellers, and none of Purchaser or any of its Affiliates (including the Companies from and after the Closing) will retain any copies of such records or have or seek any access to them. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Purchaser or any of its Affiliates (including the Companies from and after the Closing) and a party other than any member(s) of the Selling Group or any of their Affiliates, then Purchaser or any of its Affiliates may assert the attorney-client privilege to prevent disclosure of such confidential communications to such third party; provided, however, that Purchaser and any of its Affiliates (including the Companies from and after the Closing) may not waive such privilege without the prior written consent of the Seller to whom such privilege attaches (which may be withheld, conditioned or delayed in the sole and unfettered discretion of such Seller). This Section 11.20 shall not be terminated or modified without the prior written consent of McDermott Will & Emery LLP, it being expressly agreed that McDermott Will & Emery LLP is a third party beneficiary of this Section 11.20.
11.21Sellers’ Representative.
(a)Designation. Spotlight Equity Partners, LLC is hereby designated to serve as the representative for each of the Sellers with respect to (i) the Closing Statements and any disputes related thereto under Section 1.5 and Section 1.6, (ii) the Tax matters set forth in Article VIII, (iii) any termination actions under Article X, and (iv) such other matters as are reasonably necessary for the consummation of the transactions contemplated hereunder.

(b)Authority. The Sellers hereby irrevocably constitute and appoint the Sellers’ Representative as the representative, agent, proxy, and attorney-in-fact for each of Seller for all purposes authorized under this Agreement, including the full power and authority on the Sellers’ behalf (i) to consummate the transactions contemplated hereunder, (ii) to cause the Paying Agent to disburse any funds received hereunder to the applicable Seller, (iii) to negotiate, execute and deliver on behalf of such Seller any amendment or waiver hereto or to any other Transaction Document, (iv) (A) to dispute or refrain from disputing, on behalf of such Seller relative to any amounts to be received by such Seller under this Agreement or any other Transaction Document, any claim made by Purchaser under this Agreement or any other Transaction Document, (B) to negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or any other Transaction Document, and (C) to execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy, (vii) to engage attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other Transaction Document and paying any fees related thereto, (v) to take all other actions to be taken by or on behalf of such Seller in connection herewith including any action to enforce the rights of such Seller hereunder, (vi) to retain the Sellers’ Representative Reserve and pay amounts with respect thereto in accordance with this Agreement, and (vii) to do each and every act and exercise any and all rights which such Seller is permitted or required to do or exercise under this Agreement or any other Transaction Document. Each of the Seller’s agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of such Seller and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall have the right to enforce this Agreement on behalf of any Seller to the same extent as if such Seller was a party to this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Sellers’ Representative shall not have the power to execute any amendment, waiver, document or other agreement or instrument, or take any other action, that disproportionately increases the obligations or liabilities of, or disproportionately decreases the benefits of, a Seller relative to the other Sellers beyond what is currently contemplated by the terms of this Agreement without each such Seller’s prior written consent.
(c)Reliance; Indemnification. Each Seller agrees that Purchaser and its subsidiaries shall be entitled to rely on any action taken by the Sellers’ Representative, on behalf of such Seller, pursuant to Section 11.21(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Purchaser agrees that the Sellers’ Representative shall have no liability to Purchaser or its subsidiaries for any Authorized Action, except to the extent that such Authorized Action is found by a final, non-appealable order of a court of competent jurisdiction to have constituted Fraud or willful misconduct by the Sellers’ Representative. Each Seller (pro rata based on each Seller’s Post-Closing Pro Rata Percentage) hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against all fees, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Sellers’ Representative in connection with any action, suit or proceeding to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as in its capacity under this Section 11.21 pursuant to the terms of this Agreement, except for matters arising out of the willful misconduct by the Sellers’ Representative.
(d)Exculpation. The Sellers’ Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Sellers’ Representative is not, by virtue of serving in its capacity under this Section 11.21, a fiduciary of the Sellers or any other Person. The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other Transaction Document. The Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Sellers’ Representative in good faith. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the transactions contemplated hereunder or relating to the performance of its other duties hereunder, except for actions or omissions constituting Fraud or willful misconduct by the Sellers’ Representative. The Sellers’ Representative may, in all questions arising under this Agreement, or any other Transaction Document, rely on the advice of counsel, accountants, and other advisors, and the Sellers’ Representative shall not be liable to any Seller for anything done, omitted or suffered in good faith by the Sellers’ Representative based on such advice.
11.22Index of Defined Terms. The following terms are first defined in this Agreement on the page referenced below:
280G Approval    56
Adjustment Amount    17
Agreement    5
Arbitrating Accountant    19
Authorized Action    66
Business    5
Claims    15
Closing    19
Closing Date    20
Closing Estimate Payment    17
Closing Pro Rata Percentage    15
Closing Statements    18
COBRA    35
Companies    5
Company    5
Company Intellectual Property    40
Company Software    7
Confidential Information    53
Continuing Employee    54
Deferred Purchase Price    18
Delivery Date    18
Disclosure Schedule    21
Dispute    18
Dispute Notice    18
Dispute Period    18
End Date    60
ERISA Affiliate    34
Escrow Agent    17
Escrow Agreement    17
Escrow Amount    17
Escrow Fund    17
Estimated Payment Excess    17
Estimated Purchase Price    16
Excluded Benefits    54
Final Purchase Price    17
Financial Statements    26
GAAP    16
Government Authority    21
Individual Restrictive Covenant Agreement    5
Institutional Restrictive Covenant Agreement    5
Interim Financial Statement Date    26
Interim Financial Statements    26
IP Settlement Agreements    40
IRS    34
Labor Contract    32
Leased Real Estate    38
Liabilities    30
Material Contracts    32
Non-Disclosure Agreement    47
Payoff Deliverables    50
Payoff Letters    50
Permits    34
Post-Closing Pro Rata Percentage    17
Pre-Closing Period    45
Purchase Price    15
Purchase Price Allocation    20
Purchaser    5
Purchaser Arrangements    56
Purchaser Parent    5
R&W Insurance Policy    24
Registered Intellectual Property    39
RSU Agreement    55
Securities Act    22
Seller Indemnitees    59
Seller Released Claims    52
Seller Units    5
Sellers    5
Sellers’ Representative    5
Selling Group    65
Significant Customers    42
Significant Suppliers    42
Source Code    14
Straddle Period    56
Tail Policy    53
Technical Deficiencies    41
Trade Controls    43
Trade Secrets    10
Transaction Documents    21

Waived Benefit    55
WARN Act    23

11.23Made Available. The phrase “made available to Purchaser” or similar phrases as used in this Agreement shall mean that the subject documents were posted in the “Project Intrepid” data room maintained by Datasite.com at least twenty-four (24) hours prior to the date hereof.
11.24Parent Guaranty.
(a)Purchaser Parent hereby unconditionally and irrevocably guarantees (the “Purchaser Parent Guaranty”) to Sellers the due and punctual payment of all amounts due and payable by Purchaser to Sellers under or arising out of this Agreement after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement, as applicable (the “Guaranteed Obligations”). The Guaranteed Obligations shall include Purchaser’s obligation to pay the Purchase Price and Deferred Purchase Price in accordance with Section 1.4 of this Agreement and Purchaser’s obligation to satisfy all indemnification and other payment obligations of the Purchaser pursuant to Section 9.4 of this Agreement. Purchaser Parent guarantees as principal obligor and not as surety the prompt performance and payment of all Guaranteed Obligations (if any), this being a guarantee of payment if and when due and not a guarantee of collection. The Purchaser Parent Guaranty is not contingent upon the pursuit by Seller of any rights or remedies against Purchaser, such pursuit being hereby waived by Purchaser Parent. The obligations, covenants, agreements and duties of Purchaser Parent hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Purchaser or the merger or consolidation of Purchaser with any other Person. The Purchaser Parent Guaranty shall be binding upon all successors and assigns of Purchaser Parent and shall remain in full force and effect until all of the Guaranteed Obligations have been satisfied in full.
(b)In furtherance of the preceding clause (a), Purchaser Parent hereby represents and warrants to Sellers, as follows:
(i)Purchaser Parent is a corporation duly incorporated and validly existing under the laws of Delaware.
(ii)The execution, delivery and performance by Purchaser Parent of this Agreement are within Purchaser Parent’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (A) Purchaser Parent’s organizational documents, (B) any contractual restriction binding on or affecting Purchaser Parent or (iii) applicable Law.
(iii)No authorization or approval by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by Purchaser Parent of this Agreement.
(iv)There is no action, suit or proceeding now pending or, to the best of Purchaser Parent’s knowledge, threatened against Purchaser Parent before any court, administrative body or arbitral tribunal that could be reasonably likely to have a material adverse effect on Purchaser Parent’s ability to perform its obligations under the Purchaser Parent Guaranty.
(v)Purchaser Parent has the financial capacity to pay and perform the Guaranteed Obligations under the Purchaser Parent Guaranty, and all funds necessary for Purchaser Parent to fulfill the Guaranteed Obligations under the Purchaser Parent Guaranty shall be available to Purchaser Parent for so long as the Purchaser Parent Guaranty shall remain in effect in accordance with Section 11.24(a).
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Unit Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

JAMF SOFTWARE, LLC

By: /s/ John Strosahl
Its: CEO

Solely for purposes of Section 7.6 and Section 11.24:

PURCHASER PARENT:

JAMF HOLDING CORP.

By: /s/ John Strosahl
Its: CEO

SELLERS:

IDENTITY AUTOMATION INVESTMENT PARTNERS, LLC

By: /s/ Philip Hall
Name: Philip Hall Its: President

SELLERS’ REPRESENTATIVE:

SPOTLIGHT EQUITY PARTNERS, LLC
By: /s/ Philip Hall
Name: Philip Hall
Its: President
*INDIVIDUAL UNITHOLDER SIGNATURES OMITTED FOR CONFIDENTIALITY
[Signature Page to Unit Purchase Agreement]

[Signature Page to Unit Purchase Agreement]